EXHIBIT 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

among

ORS Nasco Holding, Inc.,
as the Company,

United Stationers Supply Co.,
as Buyer,

the Holders of Securities of the Company
Listed on the Signature Pages Hereto,
as Sellers,

and

Brazos Equity GP II, LLC,

as Representative

Dated as of November 14, 2007

i

Exhibit D	Working Capital

Exhibit E	Form of Estoppel Certificate

Exhibit F	D&O Insurance Policies

Exhibit G	Form of Option Cancellation Agreement

Exhibit H	Form of Warrant Cancellation Agreement

Exhibit I	Form of General Release

Exhibit J	Forms of Pay-off Letters

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 14, 2007, among ORS Nasco Holding, Inc., a Delaware corporation (the “Company”), United Stationers Supply Co. , an Illinois corporation (the “Buyer”), the shareholders, optionholders, and warrantholders of the Company listed on the signature pages hereto (respectively, the “Shareholders,” “Optionholders,” and “Warrantholders,” and collectively, the “Sellers”), and Brazos Equity GP II, LLC, a Texas limited liability company, as representative of the Sellers (“Representative”).

RECITALS

A.            The Shareholders own 100% of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (such common stock being the “Common Stock,” and such outstanding shares being the “Shares”).

B.            The Optionholders hold 100% of the issued and outstanding options to acquire Common Stock pursuant to the ORS Nasco Holding, Inc. 2006 Stock Plan (the “Options”).

C.            The Warrantholders hold 100% of the issued and outstanding warrants to acquire Common Stock pursuant to the Warrant Agreements (such warrants being the “Warrants,” and the Shares, Options, and Warrants collectively, the “Securities”).

D.            The Shareholders wish to sell to Buyer, and Buyer wishes to purchase from the Shareholders, all of the Shares.

E.             Each Optionholder and Warrantholder has agreed to the cancellation of his or its Options or Warrants in exchange for payment as contemplated herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Certain Defined Terms.  For purposes of this Agreement:

“Adjusted Purchase Price” has the meaning set forth in Section 2.4.

“Affiliate,” with respect to any specified Person, means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Aggregate Optionholder Amount” has the meaning set forth in Section 2.2(d).

“Aggregate Shareholder Amount” has the meaning set forth in Section 2.2(c).

 “Aggregate Warrantholder Amount” has the meaning set forth in Section 2.2(d).

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Ancillary Agreements” means the Escrow Agreement, Representative Agreement, Option Cancellation Agreement, the Warrant Cancellation Agreement, and the Noncompetition Agreements (each an “Ancillary Agreement”).

“Benefit Plans” has the meaning set forth in Section 3.17(a) (each a “Benefit Plan”).

“Books and Records” means all information in any form relating to the Company and its Subsidiaries, including books of account, financial, and accounting information and records, personnel records, tax records, sales, and purchase records, customer and supplier lists, lists of potential customers, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections, marketing and advertising materials, and all other documents, files, correspondence, and other information (whether in written, printed, electronic, or computer printout form, or stored on computer discs or other data and software storage and media devices).

“Brazos” means Brazos Holdings II, L.P.

“Business Day” means any day that is not a Saturday, a Sunday, or other day on which banks are required or authorized by Law to be closed in Dallas, Texas, Muskogee, Oklahoma, or New York, New York.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a) (each a “Buyer Indemnified Party”).

“Buyer Material Adverse Effect” means any event, change, circumstance, effect, or state of facts that is materially adverse to the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements to which it is, or is specified to be, a party or to consummate the transactions contemplated hereby or thereby.

“Buyer Representatives” has the meaning set forth in Section 5.2(a).

“Calculation Date” has the meaning set forth in Section 2.2(a).

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Balance Sheet” has the meaning set forth in Section 2.4.

“Closing Certificate” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Closing Date Company Indebtedness” means the amount of Company Indebtedness outstanding as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof, including the rules and regulations thereunder.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Cash” means cash and cash equivalents owned by the Company and its Subsidiaries as reflected on the books and records of the Company, as specified in the certificate to be delivered by Representative to Buyer pursuant to Section 2.2(a).

“Company Indebtedness” means, as of any date, (a) indebtedness for borrowed money or any obligations evidenced by bonds, debentures, notes or other similar instruments, any bank overdrafts or any capitalized lease obligations, and all interest thereon and fees and other expenses related thereto due and owing on such date, including without limitation any prepayment or other fees, and (b) obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to any vendor of the Company or any Subsidiary for inventory, services, and supplies incurred in the ordinary and usual course of business), and all interest thereon and fees and other expenses related thereto, in the case of each of clauses (a) and (b), that (i) is owed to any Person by the Company or any Subsidiary, or (ii) is secured by a Lien on any Shares or any assets or properties of the Company or any Subsidiary (excluding any Lien arising in favor of any lessor with respect to an operating lease).

“Company Loan Agreements” means the Credit Agreement dated as of December 20, 2005, among ORS Nasco Acquisition, Inc., Merrill Lynch Capital, and the other lenders party thereto, as amended, and those certain 13% Senior Subordinated Notes due November 20, 2013 in the original aggregate principal amount of $13,385,000 issued to Tower Square Capital Partners II, L.P., TSCP Selective II.A, L.P., MassMutual Participation Investors, and MassMutual Corporate Investors (as the same may be amended, restated, supplemented, or otherwise modified or exchanged or replaced from time to time as permitted).

“Confidentiality Agreement” has the meaning set forth in Section 5.7(a).

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, or other agreement, commitment, license, warranty, sales order, or purchase order, whether written or verbal (and any and all amendments thereto).

“Control,” “control,” or “controls,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract, or otherwise.

“Core Representation” means, as to any Seller, any representation or warranty as to itself contained in Part A of Article III (other than in Section 3.2(b)).

“D & O Indemnified Liabilities” has the meaning set forth in Section 5.11.

“D & O Indemnified Parties” has the meaning set forth in Section 5.11.

“Disclosure Schedule” means the Disclosure Schedule prepared by or on behalf of the Sellers and the Company and attached to this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.4.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, or other restriction of any kind (other than those created under applicable securities laws).

“Environmental Law” means any Law enacted and in effect on or prior to the Closing Date relating to pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.17(a).

“Escrow Agent” means Wells Fargo Bank, N.A., or its successor, acting as escrow agent in connection with this Agreement and under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement, substantially in the form of Exhibit A, among the Sellers, Representative, Buyer, and the Escrow Agent pursuant to which the Indemnity Escrow Amount and the Working Capital Escrow Amount are to be held in escrow to satisfy certain indemnification and other obligations of the Sellers hereunder.

“Escrow Amounts” means the Indemnity Escrow Amount and Working Capital Escrow Amount.

“Escrow Deficiency” has the meaning set forth in Section 2.4.

“Escrow Scheduled Termination Date” means two years from the Closing Date.

“Escrows” means the escrows established under the Escrow Agreement.

“Estimated Working Capital” means the Company’s calculation of Working Capital of the Company and its Subsidiaries as of the Calculation Date and reflected in the Closing Certificate.

“Final Company Cash” has the meaning set forth in Section 2.4.

“Final Company Indebtedness” has the meaning set forth in Section 2.4.

“Final Working Capital” has the meaning set forth in Section 2.4.

“Financial Advisory Agreement” means that Financial Advisory Agreement dated as of December 20, 2005 among the Company, ORS Nasco, Inc. (as successor by merger to ORS Nasco Acquisition, Inc.), and Brazos Equity Advisors II, L.P.

“Financial Statements” has the meaning set forth in Section 3.10(a).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Entity” means any federal, state, or local government or any court of competent jurisdiction, administrative agency, or commission or other domestic governmental authority or instrumentality or any other entity, body or authority exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including any tribunal, grand jury, arbitrator, or any other quasi-governmental entity established to perform such functions.

“Hazardous Materials” means all materials, wastes, or substances defined by, or regulated under, any Environmental Laws as (i) a “pollutant” pursuant to 33 U.S.C. § 1362(6), (ii) a “hazardous waste” pursuant to 42 U.S.C. § 6921, (iii) a “regulated substance” pursuant to 42 U.S.C. § 6991, (iv) a “hazardous substance” pursuant to 42 U.S.C. § 9601(14), (v) a “pollutant or contaminant” pursuant to 42 U.S.C. § 9601(33), (vi) petroleum, (vii) asbestos, and (viii) polychlorinated biphenyl.

“HIPAA” has the meaning set forth in Section 3.17(l).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Indemnity Escrow Amount” means $15,000,000, as reduced pursuant to the Escrow Agreement.

“Indemnity Escrow Fund” will have the meaning ascribed to it in the Escrow Agreement.

“Intellectual Property” means all intellectual property rights, including patents, patent applications, trademarks, trademark applications, tradenames, service marks, service mark applications, trade dress, logos, designs, copyrights, copyright applications, domain names, websites, trade secrets, computer data (including formulations and analyses), computer programs and software (including all source code and object code) and all related programming, user and systems documentation; inventions, processes, and designs (whether or not patentable or reduced to practice); and know-how and formulae.

“Interim Financial Statement Date” has the meaning set forth in Section 3.10(a).

“Interim Financial Statements” has the meaning set forth in Section 3.10(a).

“Judgment” has the meaning set forth in Section 3.8(a).

“Knowledge” or “knowledge,” with respect to any Person that is an individual, means the actual (but not constructive or imputed) knowledge of such Person, and with respect to any Person that is an entity, means the actual (but not constructive or imputed) knowledge of the officers of such entity (or, in the case of the Knowledge or knowledge of the Company, the actual knowledge of the officers of the Company and the Subsidiaries), as of the date of this Agreement and the Closing Date (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge.  In addition, with respect to Buyer, “Knowledge” or “knowledge” means the actual (but not constructive or imputed) knowledge of Richard W. Gochnauer, Victoria J. Reich, Eric A. Blanchard, or Brendan McKeough.

“Law” means any applicable statute, law, ordinance, rule, or regulation.

“Leased Real Property” means the real property currently leased by the Company or any of its Subsidiaries, in each case, as tenant, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities, or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Company or any of its Subsidiaries attached or appurtenant thereto and all easements, licenses, rights, and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

“Lien” means mortgages, liens, security interests, pledges, easements, or encumbrances of any kind.

“Losses” has the meaning set forth in Section 8.2(a) (each a “Loss”).

“Major Customers” has the meaning set forth in Section 3.27(a)(i) (each a “Major Customer”).

“M & O Agreement” means that Monitoring and Oversight Agreement dated as of December 20, 2005 among the Company, ORS Nasco, Inc. (as successor by merger to ORS Nasco Acquisition, Inc.), and Brazos Equity Advisors II, L.P.

“Management Rights Agreement” means that Management Rights Agreement dated as of December 20, 2005 among Brazos Equity Fund II, L.P., the Company, and ORS Nasco, Inc.

“Material Adverse Effect” means any event, change, circumstance, effect, or state of facts that is materially adverse to (i) the business, operations, assets, liabilities, cash flows, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company or the Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” will not include the effect of any circumstance, change, development, event or state of facts arising out of or attributable to any of the following, either alone or in combination: (a) the markets, individually or taken as a whole, in which the Company and its Subsidiaries operate generally, (b) general economic conditions, (c) the public announcement of this Agreement or of the consummation of the transactions contemplated hereby, (d) national or international political or social conditions including acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof, or other force majeure events occurring after the date hereof, (e) any changes in applicable Law or accounting rules, (f) changes in the financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (g) any existing event, occurrence, or circumstance of which Richard W. Gochnauer, Victoria J. Reich, Eric A. Blanchard, or Brendan McKeough has Knowledge, or (h) any adverse change or effect in the business of the Company and its Subsidiaries that is cured by the Company or the Sellers before the earlier of (1) the Closing Date, and (2) the date on which this Agreement is terminated pursuant to Article IX, unless with respect to clauses (a), (b), (d), or (e) there is a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole.

“Noncompetition Agreements” means each of the noncompetition agreements to be executed by Buyer and each of Bill Scheller, Larry Davis, Mark Prox, Mike Denning, Craig Loos, Jean Cook, Paul Byrnes, Scott Rosenzweig, Gary Laudt, Scott Miller, Mike Muenzer, Randy Langston, Roy Schulz, Alan Kilian, Chet Hood, and Heather Riggs substantially in the form of Exhibit B.

“Option Cancellation Payment” means the portion of the Purchase Price payable for cancellation of all Options.

“Optionholders” has the meaning set forth in the introductory paragraph to this Agreement (each an “Optionholder”).

“Options” has the meaning set forth in the Recitals (each an “Option”).

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

“Other Tax Contest” has the meaning set forth in Section 6.2(f).

“Owned Real Property” means all real estate currently owned by the Company or any Subsidiary.

“Payment Or Benefit” has the meaning set forth in Section 3.15(r).

“Per Item Basket” has the meaning set forth in Section 8.5(b)(ii).

“Permits” has the meaning set forth in Section 3.14 (each a “Permit”).

“Permitted Liens” means (a) mechanics’, carriers’, workers’, repairers’, and other similar liens arising or incurred in the Ordinary Course relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books, or pledges, deposits, or other liens securing the performance of bids, trade contracts, leases, or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course, (c) all Liens, exceptions, restrictions, easements, covenants, imperfections of title, charges, rights-of-way, and other Encumbrances as to the real or personal property of the Company and the Subsidiaries that, in the aggregate, are not material in amount and that do not materially interfere with the present use of the assets of the Company and its Subsidiaries taken as a whole, (d) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceeding, (e) Liens created under or in connection with, or required by, the Company Loan Agreements, and (f) any other Liens listed in Section 3.11(a) of the Disclosure Schedule (each a “Permitted Lien”).

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization, or other entity, including any Governmental Entity, and including any successor, by merger or otherwise, of any of the foregoing.

“Potential Contributor” has the meaning set forth in Section 8.6.

“Pre-Close Tax Contest” has the meaning set forth in Section 6.2(f).

“Premium Expense” has the meaning set forth in Section 5.11(b).

“Proceeding” means any action, suit, investigation, or proceeding before any Governmental Entity or arbitrator (collectively “Proceedings”).

“Proportionate Share” means, with respect to a Seller, a fraction the numerator of which is the number of Share Equivalents held by such person and the denominator of which is the total number of Share Equivalents held by all such persons as of the Closing Date.

“Proposed Final Balance Sheet” has the meaning set forth in Section 2.4.

“Proposed Final Statements” has the meaning set forth in Section 2.4.

“Proposed Final Working Capital” has the meaning set forth in Section 2.4.

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Purchase Price Deficiency” has the meaning set forth in Section 2.4.

“Purchase Price Deficiency Certificate” has the meaning set forth in Section 2.4.

“Purchase Price Surplus” has the meaning set forth in Section 2.4.

“Purchase Price Surplus Certificate” has the meaning set forth in Section 2.4.

“Real Property” means all Leased Real Property and Owned Real Property.

“Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Representative Agreement” means the agreement among Representative and the Sellers, substantially in the form of Exhibit C, specifying certain rights and obligations of Representative and the Sellers in connection with Representative’s performance in such capacity under, and with respect to, this Agreement, the Ancillary Agreements, and the transactions contemplated herein and therein.

“Return” means, collectively, returns, declarations of estimated Tax, Tax reports, information returns, disclosure statements, registration statements, annual reports, business licenses, and statements insofar as the foregoing relate to any Taxes with respect to any income, assets, operations or ownership of the Company and its Subsidiaries, or any of them.

 “Reviewing Accountant” has the meaning set forth in Section 2.4.

“Securities Act” has the meaning set forth in Section 4.6.

“Securities” has the meaning set forth in the Recitals (each a “Security”).

“Seller Indemnified Parties” has the meaning set forth in Section 8.3 (each a “Seller Indemnified Party”).

“Seller Indemnifying Parties” has the meaning set forth in Section 8.2(a) (each a “Seller Indemnifying Party”).

“Sellers” has the meaning set forth in the introductory paragraph to this Agreement (each a “Seller”).

“Sellers’ Basket” has the meaning set forth in Section 8.5(b)(i).

“Share Value” has the meaning set forth in Section 2.2(b).

“Share Equivalents” has the meaning set forth in Section 2.2(b)(ii).

“Shareholder Vote” has the meaning set forth in Section 3.15(r).

“Shareholders” has the meaning set forth in the introductory paragraph to this Agreement (each a “Shareholder”).

“Shares” has the meaning set forth in the Recitals (each a “Share”).

“Subsidiary” of any Person means another Person, an amount of the voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body, or more than 50% of the equity interests of which, is owned directly or indirectly by such first Person.

“Supplier” has the meaning set forth in Section 3.27(b)(i).

“Target Working Capital” means $55,500,000.

“Tax” or “Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings, or profits) and all gross receipts, sales, use, ad valorem, real and personal property (tangible and intangible), transfer, franchise, excise, value added, environmental, capital stock, disability, stamp, leasing, lease, fuel, occupational, license, annual report, registration, escheat, unclaimed property, abandoned property, withholding, payroll, employment taxes, alternative or add-in minimum taxes, customs duties, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts imposed by any taxing authority on such Person.

“Tax Benefit Payment” has the meaning set forth in Section 6.2(i).

“Tax Underpayment” has the meaning set forth in Section 6.2(h).

“Termination Date” has the meaning set forth in Section 9.1(d).

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Title and Authorization Warranty” means a representation or warranty in Sections 3.1, 3.2 (but not subsection (b) thereof), 3.3, the first sentence of 3.6, 3.7, 3.8 (but not subsections (a)(ii) or (b)), 3.9, 3.23, the first sentence of 4.1, 4.2, 4.3, or 4.5 (collectively, the “Title and Authorization Warranties”).

“Transaction Costs” means all costs incurred by the Company, its Subsidiaries, and the Sellers specifically for the purpose of consummating the transactions contemplated by this Agreement, including without limitation the legal fees of Gibson, Dunn & Crutcher LLP, and the investment banking fees of Houlihan Lokey Howard & Zukin Capital, Inc.  None of the Transaction Costs will be included in the calculation of Working Capital.

“Unamortized Financing Cost” means the remaining unamortized (for Tax purposes) costs of the Company and its Subsidiaries attributable to any debt or financing of the Company or its Subsidiaries that is being repaid or terminated in connection with the Closing.

“Warrant Agreements” means the agreements entitled Warrants to Purchase Common Stock of the Company, dated December 20, 2005, in favor of the Warrantholders.

“Warrant Cancellation Payment” means the portion of the Purchase Price payable for cancellation of all Warrants.

“Warrantholders” has the meaning set forth in the introductory paragraph to this Agreement (each a “Warrantholder”).

“Warrants” has the meaning set forth in the Recitals (each a “Warrant”).

“Working Capital” has the meaning set forth on Exhibit D hereto (the “Working Capital Exhibit”) and will be determined in good faith and in accordance with GAAP, except to the extent provided in the Working Capital Exhibit.

“Working Capital Escrow Amount” means $1,500,000.

“Working Capital Escrow Fund” will have the meaning ascribed to it in the Escrow Agreement.

“Working Capital Exhibit” has the meaning set forth in the definition of Working Capital.

ARTICLE II
PURCHASE AND SALE

Section 2.1             Purchase and Sale of the Shares; Cancellation of Options and Warrants.  Upon the terms and subject to the conditions of this Agreement, at Closing:

(a)           Each Shareholder will sell, assign, transfer, convey, and deliver to Buyer, and Buyer will purchase from each Shareholder, the Shares owned by such Shareholder.  Each Optionholder will cancel his Options, and each Warrantholder will cancel his Warrants.

(b)           Subject to the provisions of Sections 2.3 and 2.4, Buyer will pay an aggregate amount (the “Purchase Price”) for the purchase of all the Shares, and the cancellation of all the Options and Warrants as a result of Closing, equal to:

(i)            U.S.$175,000,000, plus

(ii)           the Company Cash (but not less than zero), plus

(iii)          if the Estimated Working Capital is greater than the Target Working Capital, the amount equal to the difference between the Estimated Working Capital and the Target Working Capital, less

(iv)                              the Indemnity Escrow Amount, less

(v)                                 the Working Capital Escrow Amount, less

(vi)          the Closing Date Company Indebtedness, less

(vii)         if the Estimated Working Capital is less than the Target Working Capital, the amount equal to the difference between the Target Working Capital and the Estimated Working Capital, less

(viii)        the Transaction Costs.

Section 2.2             Certification Prior to Closing; Determinations by Representative.

(a)           Within three Business Days prior to the Closing Date, an officer of the Company will deliver to Buyer and Representative a certificate specifying, as of a date within three Business Days prior to the Closing Date (the “Calculation Date”), the amount or estimated amount of each component of the Purchase Price identified in Section 2.1(b), the amount payable for the exercise of all Options and Warrants if they were to be exercised, and the Estimated Working Capital (the “Closing Certificate”).  The Purchase Price will be calculated on the basis of the amounts so specified.  Any certificate delivered pursuant to this Section 2.2(a) will be deemed withdrawn and will no longer be effective if Closing does not occur within three Business Days after delivery of such certificate, and this Section 2.2(a) will apply once again with respect to a Closing Date occurring subsequently.

(b)           At any time when the Closing Certificate remains effective and prior to the Closing Date, the Company will determine and notify Buyer and Representative of the portion of the Purchase Price payable to each Shareholder for sale of the Shares owned by each Shareholder, and the portion of the Purchase Price payable to each Optionholder and Warrantholder for the cancellation of his or its Options and Warrants as a result of Closing, along with each Seller’s contribution to the Escrows.  All of the foregoing determinations will be based on the value of each share of Common Stock that is being sold hereunder or which is subject to an Option or Warrant being cancelled hereunder.  Such share value (the “Share Value”) will equal:

(i)            the total Purchase Price, as increased by the amount payable for the exercise of all Options and Warrants if they were to be exercised, and as further increased by the Escrow Amounts,

divided by

(ii)           the sum of the number of Shares being sold hereunder, and the number of shares of Common Stock subject to Options and Warrants being cancelled hereunder (collectively, the “Share Equivalents”).

                                (c)           Each Seller will contribute into the Escrows a percentage of the Escrow Amounts equal to his or its Proportionate Share of such Escrows.

                                (d)           At Closing, each Shareholder will be entitled to receive the Share Value times the number of Shares being sold by such Shareholder, less the amount such Shareholder is to contribute to the Escrow Amounts (the net aggregate amount to be received by all the Shareholders being the “Aggregate Shareholder Amount”).

                                (e)           At Closing, each Optionholder and Warrantholder will be entitled to receive the Share Value (as reduced by the weighted average exercise price per Share under all Options or Warrants held by such Optionholder or Warrantholder) times the number of shares subject to Options or Warrants held by such Optionholder or Warrantholder that are being cancelled, less the amount such Optionholder or Warrantholder is to contribute to the Escrow Amounts (the net aggregate amount to be received by all the Optionholders being the “Aggregate Optionholder Amount,” and the aggregate amount to be received by all the Warrantholders being the “Aggregate Warrantholder Amount”), less any applicable Tax withholding.

Section 2.3             Deemed Increase in Purchase Price; Withholding.  Any portion of the Escrows disbursed under the Escrow Agreement to any Seller, and any portion of any Tax refund, credit, or benefit paid to any Seller pursuant to Section 6.2(h) or (i), will be deemed an increase to the Purchase Price for the purchase or cancellation of such Person’s interest in his or its Securities.  Such amount payable to each Seller who is or was an employee of the Company or any of its Subsidiaries will be subject to any applicable Tax withholding.

Section 2.4             Purchase Price Adjustment.  The Purchase Price will be adjusted as set forth in this Section 2.4.

(a)           Calculation of Final Working Capital.  On or before 60 days after the Closing Date, Buyer will deliver to Representative a balance sheet dated as of the Closing Date and prepared in good faith (the “Proposed Final Balance Sheet”) showing the amounts of Company Cash and Company Indebtedness along with a calculation of the Working Capital determined in accordance with the Working Capital Exhibit (the “Proposed Final Working Capital,” and collectively with the Proposed Final Balance Sheet, the “Proposed Final Statements”), all as of the Closing Date and based on the Proposed Final Balance Sheet.  If Buyer does not deliver Proposed Final Statements to Representative in such 60-day period, then Representative, in its sole discretion, may prepare and deliver Proposed Final Statements to Buyer, and Buyer will give Representative access to all books and records of the Company and its Subsidiaries and will allow Representative to consult with the Company’s accountants, and will fully cooperate with and assist Representative, so as to enable Representative to prepare its Proposed Final Statements.  Within 20 days of receipt of such Proposed Final Statements, Representative or Buyer, as applicable, may give written notice to the Company and Buyer, on one hand, or to Representative, on the other hand, as applicable, that it disputes certain items contained in any of the Proposed Final Statements (the “Dispute Notice”), which notice will specify in reasonable detail the dollar amount of any objection and the basis therefor; provided, however, that if Buyer or Representative, as applicable, does not deliver a Dispute Notice by such date, it will be deemed to have accepted the Proposed Final Statements prepared by the other party and the Proposed Final Statements will be final and binding on all parties.  Upon timely delivery of the Dispute Notice, Buyer and Representative agree to confer in good faith with regard to the disputed items and an appropriate adjustment to the Proposed Final Statements will be made to the extent agreed upon by Buyer and Representative.  If within 30 days after delivery of a Dispute Notice, Buyer and Representative are unable to resolve the matter, either of them may within 30 days after the end of the previous 30 day period notify in writing: (i) the other party, and (ii) KPMG LLP or another firm of independent accountants selected jointly by Buyer and Representative (the “Reviewing Accountant”), who will adjudicate only those items still in dispute with respect to the Proposed Final Statements.  Buyer and Representative will have the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions will be provided to the Reviewing Accountant, if at all, no later than 20 days after the date of referral of the disputed matters to the Reviewing Accountant.  The determination of the Reviewing Accountant will be based solely on the written submissions by Buyer and Representative and their respective representatives and will not be by independent review.  The Reviewing Accountant will deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within 30 days after Buyer and Representative have submitted in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items.  The determination of the Reviewing

Accountant with respect to each matter in dispute will be final and binding on Buyer, Representative, and the Sellers.  The fees, costs, and expenses of the Reviewing Accountant will be borne entirely by the party whose assertions regarding the Final Working Capital, Final Company Cash, and Final Company Indebtedness differ in the aggregate by the greatest amount from the Final Working Capital, Final Company Cash, and Final Company Indebtedness, in the aggregate, as determined by the Reviewing Accountant.  The closing balance sheet agreed upon by Buyer and Representative (or deemed accepted by them under this subsection, as adjusted, if necessary based on the adjustments decided by the Reviewing Accountant) under this Section 2.4(a) is referred to herein as the “Closing Balance Sheet” and the final calculation of the Company Cash, Company Indebtedness, and Working Capital reflected on or derived in whole or in part from such Closing Balance Sheet will be referred to as the “Final Company Cash,” “Final Company Indebtedness,” and “Final Working Capital,” respectively.

(b)           Purchase Price Adjustment.

(i)            If the Final Working Capital is less than the Estimated Working Capital, then the Purchase Price will be decreased by such difference.

(ii)           If the Final Working Capital is greater than the Estimated Working Capital, then the Purchase Price will be increased by such difference.

(iii)          If the Final Company Indebtedness is less than the Company Indebtedness reflected on the Closing Certificate, then the Purchase Price will be increased by such difference.

(iv)          If the Final Company Indebtedness is greater than the Company Indebtedness reflected on the Closing Certificate, then the Purchase Price will be decreased by such difference.

(v)           If the Final Company Cash is greater than the Company Cash reflected on the Closing Certificate, then the Purchase Price will be increased by such difference.

(vi)          If the Final Company Cash is less than the Company Cash reflected on the Closing Company Certificate, then the Purchase Price will be decreased by such difference.

If the Purchase Price, adjusted as provided above (the “Adjusted Purchase Price”), is greater than the Purchase Price paid by Buyer at Closing (such surplus being the “Purchase Price Surplus”), then (i) Buyer will pay to each Seller (or as directed by Representative on behalf of each Seller) his or its such Proportionate Share of the Purchase Price Surplus, and (ii) Buyer and Representative will deliver to the Escrow Agent a certificate (the “Purchase Price Surplus Certificate”) signed by each of them instructing the Escrow Agent to pay to each Seller his or its Proportionate Share of the Working Capital Escrow Fund.  If the Adjusted Purchase Price is less than the Purchase Price paid by Buyer at Closing (such deficiency being the “Purchase Price Deficiency”), then Buyer and Representative will deliver to the Escrow Agent a certificate (the “Purchase Price Deficiency Certificate”) signed by each of them instructing the Escrow Agent to pay to Buyer the amount of the Purchase Price Deficiency from the Working Capital Escrow Fund and to distribute the remaining amount, if any, in the Working Capital Escrow Fund to each

Seller (or as directed by Representative on behalf of each Seller) based on his or its Proportionate Share of such remaining amount.  If the Purchase Price Deficiency exceeds the Working Capital Escrow Amount (such difference being the “Escrow Deficiency”), then the Purchase Price Deficiency Certificate will instruct the Escrow Agent to disburse the entire amount in the Working Capital Escrow Fund to Buyer and to pay to Buyer the remaining amount of the Purchase Price Deficiency from the Indemnity Escrow Fund.  In the event any payment made to Buyer for an Escrow Deficiency from the Indemnity Escrow Fund causes the Indemnity Escrow Fund to decrease below $8,000,000 within six months after the Closing Date, then each Seller will be obligated severally, but not jointly, based on written notice from Buyer and Representative, to immediately deposit with the Escrow Agent his or its Proportionate Share of the portion of the Escrow Deficiency paid from the Indemnity Escrow Fund that caused the Indemnity Escrow Fund to decrease below $8,000,000 such that the aggregate of all such deposits from the Sellers will increase the amount in the Indemnity Escrow Fund to $8,000,000; provided, however, that each Seller will be liable to make such deposit only up to, and in no event in excess of, an amount which, together with all other amounts paid by such Seller, or from his or its Proportionate Share of the Escrow Amounts pursuant to Article VI or Article VIII, does not exceed his or its Proportionate Share of the Purchase Price paid by Buyer and the Company at Closing.  Any payment required to be delivered pursuant to this Section 2.4 as a result of a Purchase Price Surplus or Purchase Price Deficiency will be delivered within 10 Business Days after the Closing Balance Sheet becomes final and binding as provided in Section 2.4 and any applicable notice is delivered.

(c)           No Affect on Other Rights.  The determination and adjustment of the Purchase Price in accordance with the provisions of this Section will not limit or affect any other rights or causes of action either Buyer or each Seller may have with respect to the representations, warranties, covenants, and indemnities in his or its favor contained in this Agreement.

Section 2.5             Closing.

(a)           The closing (“Closing”) of the sale and purchase of the Shares and the cancellation of the Options and Warrants will take place at the offices of Gibson, Dunn & Crutcher LLP, 2100 McKinney Avenue, Suite 1100, Dallas, Texas 75201, at 10:00 A.M. C.T. on the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at Closing or on the Closing Date), or at such other place or at such other time or on such other date as Representative and Buyer may agree in writing.  The day on which Closing takes place is referred to as the “Closing Date.”

(b)           At Closing:

(i)            In satisfaction of its obligations to the Sellers pursuant to Section 2.1(b), Buyer will deliver, by wire transfer of immediately available funds to the bank accounts designated in writing by Representative to Buyer at least two Business Days prior to the Closing Date, an amount equal to the Aggregate Shareholder Amount.

(ii)           Buyer will deliver, by wire transfer of immediately available funds to a bank account designated in writing by an officer of the Company to Buyer at least two Business Days prior to the Closing Date, an amount equal to the Aggregate Optionholder Amount and Aggregate Warrantholder Amount.  At Closing, the Company will be solely responsible for the distribution of such amounts to the Optionholders and Warrantholders for cancellation of their Options and Warrants, less any applicable Tax withholding, which withholding amounts the Company will remit to the applicable Tax authorities.

(iii)          Buyer will deposit with the Escrow Agent the Escrow Amounts to be held and disbursed by the Escrow Agent pursuant to the Escrow Agreement.

(iv)          Buyer will pay to each lender under the Company Loan Agreements that portion of the Closing Date Company Indebtedness owed to such lender as of the Closing Date according to the pay-off letter from such lender contemplated by Section 7.3(n).

(v)           In satisfaction of a portion of its obligations to the Sellers pursuant to Section 6.2(i), Buyer will deliver, by wire transfer of immediately available funds to the bank account designated in writing by an officer of the Company to Buyer at least two Business Days prior to the Closing Date, an amount equal to the portion of the Tax Benefit Payment allocable to the cancellation of options owned by employees of the Company or any of its Subsidiaries.  At Closing, the Company will be solely responsible for the distribution of such amount to the Sellers who are employees of the Company or any of its Subsidiaries according to their Proportionate Shares as an addition to the Purchase Price.  In satisfaction of the remainder of its obligations to the Sellers pursuant to Section 6.2(i), Buyer will deliver, by wire transfer of immediately available funds to the bank accounts designated in writing by Representative to Buyer at least two Business Days prior to the Closing Date, the remainder of the Tax Benefit Payment as a further addition to the Purchase Price.

Section 2.6             Further Assurances.  Each party agrees that he or it will, from time to time after the date of this Agreement, execute and deliver such other documents and instruments and take such other actions as may be reasonably requested by any other party to carry out the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLERS AND COMPANY

A.            Each Seller severally (and not jointly) represents and warrants as to himself or itself as set forth in Section 3.1 through Section 3.5 below:

Section 3.1             Authority; Execution and Delivery.  Such Seller has all power and authority or, with respect to an individual, the capacity, to execute, deliver, and perform (as of the date hereof and as of the Closing Date) this Agreement and each of the Ancillary Agreements to which such Seller is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance (as of the date hereof and as of the Closing Date) by such Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Seller, and the execution, delivery, and performance (as of the date hereof and as of the Closing Date) by such Seller of each of the Ancillary Agreements to which such Seller is, or is specified to be, a party, and the consummation by such Seller of the transactions contemplated thereby, will be duly authorized by all necessary action (corporate or otherwise) on the part of such Seller prior to Closing.  Such Seller has duly executed, delivered, and performed (as of the date hereof and as of the Closing Date) this Agreement and, at or prior to Closing, will have duly executed, delivered, and performed (as of the date hereof and as of the Closing Date) each Ancillary Agreement to which it is, or is specified to be, a party.

Section 3.2             No Conflicts.  The execution, delivery, and performance (as of the date hereof and as of the Closing Date) by such Seller of this Agreement does not, the execution, delivery, and performance (as of the date hereof and as of the Closing Date) by such Seller of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by such Seller with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation, or acceleration of any obligation or a loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets owned or used by such Seller under, or result in or constitute a circumstance that, with or without notice or lapse of time or both, would result in any of the foregoing under, any provision of (a) the organizational documents of such Seller, as applicable, (b) any Contract to which such Seller is a party or by which any of his or its properties or assets is bound, or (c) any Judgment or Law applicable to such Seller or its properties or assets.

Section 3.3             Ownership.  Such Seller is the record and beneficial owner of the number of Shares, Options, and Warrants specified in a certificate executed and delivered by him or it at the time of his or its execution and delivery of this Agreement, and he or it has good title to such Shares, Options, and Warrants, free and clear of any and all Liens (except for any community property interest therein, which interest, if any, will be extinguished and not survive the sale and delivery of such Shares to Buyer as contemplated herein, or the cancellation of such Options and Warrants, as contemplated herein).

Section 3.4             Proceedings.  There are not any (a) outstanding Judgments against such Seller, (b) Proceedings or claims pending or, to the Knowledge of such Seller, threatened against such Seller, or (c) investigations by any Governmental Entity that are pending or, to the Knowledge of such Seller, threatened against such Seller that, in any case, individually or in the aggregate, would reasonably be expected to prevent such Seller from consummating the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.5             No Additional Representations by the Sellers.  NO SELLER IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO SUCH SELLER OR THE COMPANY OR ANY SUBSIDIARY, INCLUDING ANY ASSETS OF THE COMPANY OR ANY SUBSIDIARY, OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SUCH SELLER EXPRESSLY SET FORTH IN THIS PART A OF THIS ARTICLE III.

B.            The Company hereby represents and warrants to Buyer as set forth in Section 3.6 through Section 3.32 below:

Section 3.6             Organization, Standing, Qualification, and Power.  The Company and each of its Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority to own, lease, and operate its properties and to carry on its business as presently conducted.  Except as set forth in Section 3.6 of the Disclosure Schedule, the Company and each of its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it.  The jurisdictions in which the Company and each Subsidiary is incorporated and licensed or qualified to do business as a foreign corporation are set forth in Section 3.6 of the Disclosure Schedule.

Section 3.7             Authority; Execution and Delivery; Enforceability.  The Company has the corporate power and authority to execute, deliver, and perform (as of the date hereof and as of the Closing Date) this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby, and the execution, delivery, and performance (as of the date hereof and as of the Closing Date) by the Company of this Agreement and such Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action.  The Company has and will have duly executed, delivered, and performed (as of the date hereof and as of the Closing Date, to the extent required as of such dates) this Agreement and such Ancillary Agreements, and this Agreement and such Ancillary Agreements and such other Ancillary Agreements to which Sellers are parties constitute legal, valid, and binding obligations of the Company and/or Sellers, as applicable, enforceable against the Company and/or Sellers, as applicable, in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 3.8             No Conflicts; Consents.

(a)           The execution, delivery, and performance (as of the date hereof and as of the Closing Date) by the Company of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation of the transactions contemplated hereby and thereby do not conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation, or acceleration of any obligation or a loss of a benefit under, or result in or constitute a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under, any provision of (i) the certificate of incorporation or bylaws or other organizational or governing documents of the Company or any of its Subsidiaries, (ii) except as set forth in Section 3.8 of the Disclosure Schedule, any Contract to which the Company or any of its Subsidiaries is a party or by which any of its respective properties or assets is bound, or (iii) any judgment, order, or decree of any Governmental Entity (“Judgment”) or Law applicable to the Company or any of its Subsidiaries or their properties or assets.

(b)           No Permit of, or registration, declaration, or filing with, any Governmental Entity is required to be obtained or made by or with respect to, the Company or any of its Subsidiaries in connection with the execution, delivery, and performance (as of the date hereof and as of the Closing Date) by the Company of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party or the consummation of the transactions contemplated hereby or thereby, other than (i) compliance with and filings under the HSR Act, and (ii) those that may be required solely by reason of Buyer’s participation in the transactions contemplated hereby.

Section 3.9             Capitalization; Subsidiaries.

(a)           The authorized capital stock of the Company consists of 35,000,000 shares of Common Stock.  As of the date hereof, there are outstanding: (i) 25,308,435 shares of Common Stock, (ii) 5,070,000 options to acquire Common Stock pursuant to the ORS Nasco Holding, Inc. 2006 Stock Plan, and (iii) 562,825 warrants pursuant to the Warrant Agreements.  The Company has provided Buyer with a certificate listing all Sellers and all Securities owned by each of them as of the date hereof.  Except as set forth on such certificate, there are no other outstanding options, warrants, rights, calls, agreements, or other commitments or rights issued by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party to purchase or acquire any unissued stock or other securities from the Company or any of its Subsidiaries, and except for shares of Common Stock reserved for stock options not yet granted, no other capital stock of the Company or any of its Subsidiaries is reserved for any purpose.  Except as set forth in Section 3.9 of the Disclosure Schedule, there are no Contracts to which the Company is a party that relate to the Shares.

(b)           All of the Shares have been validly issued and are fully paid and non-assessable.  All of the outstanding shares of capital stock or membership interests of each Subsidiary of the Company have been validly issued and are fully paid and non-assessable and are owned by the Company, free and clear of all Liens.  There are no outstanding options, warrants, rights, calls, agreements, or other commitments or rights issued by any Subsidiary or to which any Subsidiary is a party to purchase or acquire any unissued stock or other securities from a Subsidiary, and no other capital stock of a Subsidiary is reserved for any purpose.

(c)           Except as specified in Section 3.9 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest, or other equity interest in any Person.

Section 3.10           Financial Statements.

(a)           Copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2006, and the related audited consolidated statements of income, retained earnings, shareholders’ equity, and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”), and the unaudited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2007, and the related consolidated statements of income, retained earnings, shareholders’ equity, and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements,” and such date is referred to as the “Interim Financial Statement Date”) are contained in Section 3.10 of the Disclosure Schedule.  Except as set forth in Section 3.10 of the Disclosure Schedule, each of the Financial Statements and the Interim Financial Statements (i) has been prepared based on the books and records of the Company and its Subsidiaries (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or in the Working Capital Exhibit), and (iii) fairly presents in all material respects the consolidated financial position, results of operations, and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes, that, in each case, will not, individually or in the aggregate, be material.

(b)           Except as set forth in Section 3.10 of the Disclosure Schedule, there are no debts or liabilities, whether accrued or fixed, absolute or contingent, matured or unmatured, of the Company or any of its Subsidiaries of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such debts or liabilities (i) reflected or reserved against in the Interim Financial Statements, the Financial Statements, or the notes thereto, (ii) incurred since the Interim Financial Statement Date in the Ordinary Course or that would not be required to be reflected on, reserved against, or set forth on a balance sheet or notes thereto prepared in accordance with GAAP, or (iii) for Taxes.

(c)           Since January 1, 2007, the Company and its Subsidiaries have continued all pricing, sales, receivables, and payables practices in accordance with the Ordinary Course and have not engaged in any trade loading practices or any other promotional sales or discount activity with any customers outside the Ordinary Course with the intent to accelerate to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in post-Closing periods.

Section 3.11           Property.

(a)           Except as set forth in Section 3.11(a) of the Disclosure Schedule, the Company and each Subsidiary has valid title to and is the lawful owner of, all of the tangible and intangible assets, properties, and rights used or held for use in connection with their respective businesses and/or reflected in the Interim Financial Statements (other than assets leased or licensed under the leases or licenses described in Section 3.13 and assets disposed of in the Ordinary Course since the date of the Interim Financial Statements).  All such assets and properties are free and clear of all Liens, other than Liens set forth in Section 3.11(a) of the Disclosure Schedule and Permitted Liens.

(b)           Except as set forth in Section 3.11(b) of the Disclosure Schedule, each of the tangible assets and properties of the Company and its Subsidiaries, whether real or personal, owned or leased, are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of operations of the Company and its Subsidiaries in the Ordinary Course.

(c)           Section 3.11(c) of the Disclosure Schedule sets forth a list of all real property in which the Company or any of its Subsidiaries has any ownership or leasehold interest.  The Company and its Subsidiaries have provided to Buyer true, correct, and complete copies of all Real Property Leases together with copies of all reports (if any) of any engineers, environmental consultants, or other consultants in their possession relating to the Real Property.  Since January 1, 2006, (i) to the Knowledge of the Company, the Company and each Subsidiary has complied with the terms of all Real Property Leases, and (ii) neither the Company nor any of its Subsidiaries has received written notice that it is in default under any Real Property Lease.  Except as set forth in Section 3.11(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken any action, nor, to the Knowledge of the Company, has any other party taken any action, that would constitute a breach or default or permit termination, modification, or acceleration under any Real Property Lease.  Except as set forth in Section 3.11(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has repudiated, nor, to the Knowledge of the Company, has any other party repudiated in writing, any provision of any Real Property Lease, and neither the Company nor any of its Subsidiaries is engaged in any dispute, oral argument, or forbearance program as to any Real Property Lease.  All real property owned or leased by the Company and its Subsidiaries is supplied with utilities and other services necessary for the operation of their current business at such real property.  All real property owned or leased by the Company and its Subsidiaries conforms to all applicable Laws, including zoning regulations, none of which will, upon the Closing, prohibit the use of such properties, buildings, structures, or improvements, for the purposes for which they are now utilized (the foregoing being only to the knowledge of the Company as to leased properties).  Neither the Company nor any of its Subsidiaries has received written notice of any condemnation or public improvements that might adversely affect any real property owned or leased by the Company or any of its Subsidiaries.

(d)                                 Except as set forth on Section 3.11(d) of the Disclosure Schedule:

(i)            since December 20, 2005, the Leased Real Property has been maintained by the Company and its Subsidiaries if and as required under the Real Property Leases;

(ii)           to the Knowledge of the Company, there are no defects or deficiencies in the design, construction, fabrication, manufacture, or installation of the Real Property or any part thereof or any system, element, or component thereof that interferes with the operation of the Company and its Subsidiaries; and

(iii)          to the Knowledge of the Company, all systems, elements, and components of the Real Property (including all machinery, fixtures, and equipment, the roof, foundation, and structural elements, and the elevator, mechanical, electrical, and life safety systems) are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations.

(e)                                  Except as set forth in Section 3.11(e) of the Disclosure Schedule, to the Knowledge of the Company, no portion of the Real Property is located in whole or in part within an area identified by any Governmental Entity as a flood hazard area or subject to the jurisdiction of the Army Corps of Engineers.

(f)            Since December 20, 2005, no work has been performed or is in progress at, and no materials have been furnished to the Company or its Subsidiaries for use at, any of the Owned Real Property that may give rise to any mechanic’s, materialmen’s, or other Lien.

(g)           Except as set forth on Section 3.11(g) of the Disclosure Schedule, no parcel of land included in the Real Property relies on or regularly makes use of access to the nearest public road or right-of-way over land owned by others, except where such access is by means of one or more valid recorded easements not subject to divestiture, the terms of which have been disclosed in writing to Buyer prior to the date hereof.  All covenants or other restrictions (if any) to which any of the Real Property is subject are being in all respects properly performed and observed and do not provide for forfeiture or reversion of title if violated, and neither the Company nor any Subsidiary has received any notice of violation (or claimed violation) thereof.  The foregoing is only to the knowledge of the Company as to leased properties.

(h)           Except as set forth in Section 3.11(h) of the Disclosure Schedule, none of the Real Property is subject to any Lien, easement, right-of-way, building, or use restriction, exception, variance, reservation, or limitation (other than Permitted Liens) that could reasonably be expected to interfere with or impair the present and continued use thereof in the usual and normal conduct of the business and operations of the Company and its Subsidiaries.  The foregoing is only to the knowledge of the Company as to leased properties.

(i)            Each separate parcel included in the Real Property has adequate water supply, storm, and sanitary sewer facilities, access to telephone, gas, and electrical connections, fire protection, drainage, and other public utilities, and has adequate parking facilities for the conduct of the business of the Company and its Subsidiaries as currently conducted.  The foregoing is only to the knowledge of the Company as to leased properties.

(j)            Except as set forth in Section 3.11(j) of the Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to impose special assessments on, or otherwise to take or restrict in any way the right to use, develop, or alter, all or any part of the Real Property.  The foregoing is only to the knowledge of the Company as to leased properties.

(k)           Except as set forth in Section 3.11(k) of the Disclosure Schedule, all the Real Property Leases are in full force and effect.  Neither the Company nor any Subsidiary has received any notice of any, and there exists no, dispute, claim, event of default, or to the company’s knowledge event that constitutes or would constitute (with notice or lapse of time or both) a default under any Real Property Lease.  All rent and other amounts due and payable with respect to the Real Property Leases have been paid.

Section 3.12           Intellectual Property.  Section 3.12 of the Disclosure Schedule sets forth a list of all Intellectual Property owned or used by the Company or any Subsidiary as of the date hereof (indicating for each item listed whether it is owned or licensed) that has been registered in (or for which a registration has been applied), filed in, or issued by the United States Copyright

Office, United States Patent and Trademark Office, or any other Governmental Entity, and all computer software owned or used by the Company or any Subsidiary as of the date hereof other than routine licenses for off-the-shelf software, which licenses are transferable without charge or approval; provided, however, that nothing in this sentence will be construed to be a representation of non-infringement of the Intellectual Property rights of third parties.  To the Knowledge of the Company, the Company or its Subsidiaries owns or is licensed to possess rights to use the Intellectual Property used in their respective businesses as currently conducted.  Each of the Company and its Subsidiaries has good and marketable title to the Intellectual Property identified as being owned by the Company or its Subsidiaries as set forth on Section 3.13 of the Disclosure Schedule free and clear of all royalty obligations, security interests, Liens, and Encumbrances, other than Permitted Liens.  Since January 1, 2006, (i) neither the Company nor any of its Subsidiaries has received any written notice from any other Person challenging the right of the Company or any Subsidiary to use any Intellectual Property, (ii) neither the Company nor any of its Subsidiaries has granted any licenses or other rights, and neither the Company nor any Subsidiary has any obligation to grant licenses or other rights, to any Intellectual Property to any other Person, (iii) neither the Company nor any of its Subsidiaries has entered into any agreement, license, release, or order that restricts the right of the Company or any of its Subsidiaries to exploit or use the Intellectual Property in any way, or (iv) neither the Company nor any of its Subsidiaries has made any claim in writing with respect to, or received actual notice of an actual or alleged violation or infringement by others of, its rights to or in connection with any Intellectual Property.

Section 3.13                                Contracts.

(a)           Except as set forth in Sections 3.13 or 3.17 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any Contract that is used in, or that arises out of, the operation or conduct of its business and that is or contains:

(i)            an employment agreement that has an annual base salary in excess of $100,000;

(ii)           a covenant not to compete or a covenant not to solicit the customers or employees of a Person;

(iii)          a Contract (other than employment agreements) with any shareholder, director, officer, or Affiliate of the Company or any Subsidiary;

(iv)          a lease or similar Contract under which:

                (A)          the Company or any Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle, or other tangible personal property owned by any third party involving payment by the Company or any Subsidiary of more than $100,000 on an annual basis (unless terminable without payment or penalty upon no more than 30 calendar days’ notice), or

                (B)           the Company or any Subsidiary is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or any Subsidiary, involving payment by or to the Company or any Subsidiary of more than $100,000 on an annual basis (unless terminable without payment or penalty upon no more than 30 calendar days’ notice);

(v)           a Contract under which the Company or any Subsidiary has directly or indirectly guaranteed indebtedness, liabilities, or obligations of any other Person other than the Company or a Subsidiary (other than endorsements for the purpose of collection in the Ordinary Course);

(vi)          a Contract granting a Lien (other than any Permitted Lien) upon any of the assets of the Company or any Subsidiary;

(vii)         any Contract that either (i) requires a payment by any party in excess of, or a series of payments that in the aggregate exceed, $150,000, or (ii) has a term of, or requires the performance of any obligations by any party over a period in excess of, one year;

(viii)        any Contract pursuant to which the Company or any Subsidiary has made or will make loans or advances;

(ix)           any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease, loan commitment or other Contract relating to the borrowing of funds;

(ix)           any Contract to own equity interests in a partnership or joint venture;

(x)            any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of the Company or any Subsidiary; or

(xi)           any Contract not specified above that is material to the Company and its Subsidiaries taken as a whole.

The Company has delivered to Buyer a true, correct, and complete copy of each document set forth on Section 3.13(a) of the Disclosure Schedule and a true, correct, and complete written description of each oral arrangement so listed, including all material rights and obligations and other material terms.  The Company has provided to Buyer true, correct, and complete copies of the following forms commonly used by the Company or any Subsidiary in the conduct of their respective businesses: (i) with respect to customers, (A) invoice, (B) credit memo, (C) bill of lading, (D) pricing correction voucher, (E) statement of amounts owed, and (F) terms and conditions of sale, and (ii) with respect to suppliers, (A) purchase order, and (B) vendor credit form.

(b)           Except as set forth in Section 3.13 of the Disclosure Schedule, no officer of the Company or any Subsidiary has received notice that the Company or any Subsidiary is currently in default under any Contract listed in Section 3.13(a) of the Disclosure Schedule and, to the Knowledge of the Company, no other party to any such Contract is in breach or default thereunder.  No officer of the Company or any Subsidiary has received any notice of the intention of any Person to terminate any Contract listed in Section 3.13(a) of the Disclosure Schedule.

Section 3.14           Permits.  Except as set forth in Section 3.14 of the Disclosure Schedule, (a) the Company and each Subsidiary holds and is in compliance with all permits, licenses and authorizations (“Permits”) required under Law for the conduct of the business of such Person as presently conducted, and (b) since December 20, 2005, neither the Company nor any Subsidiary has received written notice of any Proceedings relating to the revocation or modification of any such Permits.  This Section 3.14 does not relate to Permits required by any Environmental Law, which are the subject of Section 3.20.

Section 3.15           Taxes.  Except as listed on Section 3.15 of the Disclosure Schedule, with respect to all Tax periods open under applicable Tax statutes of limitations:

(a)           the Company and each Subsidiary has duly and timely filed all Returns required to be filed by it prior to the Closing Date,

(b)           the Returns were true, complete, and correct under the Laws applicable to such Taxes,

(c)           each of the Company and each Subsidiary has paid all Taxes shown to be due on such Returns,

(d)           neither the Company nor any Subsidiary has waived any statute of limitations affecting any Tax liability or agreed to any extension of time during which a Tax assessment, deficiency assessment, or collection may be made, which waiver or extension is still outstanding, and no power of attorney with respect to Taxes is currently in force,

(e)           there are no pending Proceedings or Tax audits of any Returns of the Company or any Subsidiary, and neither the Company nor any Subsidiary has received written notice of any unresolved claims concerning its Tax liability,

(f)            the Company and each Subsidiary has (i) withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid to any employee, agent, or contractor, and (ii) has otherwise complied with all Laws relating to the withholding and payment of Taxes,

(g)           neither the Company nor any Subsidiary is or has been a party to any Tax sharing or allocation agreement,

(h)           neither the Company nor any of its Subsidiaries has filed a consolidated federal income Tax Return, except with respect to an affiliated group of which the Company is the common parent,

(i)            neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under any provision of applicable Law or regulation, including Treasury Regulation Section 1.1502-6 or similar provision of state, local, or foreign Law, or under any tax sharing agreement, employment agreement, or any other agreement or arrangement,

(j)            neither the Company nor any of its Subsidiaries has given any waiver or extension of any period of limitation governing the time of assessment or collection of any Tax,

(k)           neither the Company nor any Subsidiary is a foreign person,

(l)            neither the Company nor any Subsidiary has requested or received a ruling related to Tax from any Governmental Entity or has entered into any closing or other agreement which affects any Taxes for any taxable year ending after the Closing Date,

(m)          no issue has arisen in any examination of the Company or any Subsidiary by any Governmental Entity that if raised with respect to any other period not so examined would result in a deficiency for any other period, if upheld,

(n)           none of the assets of the Company or its Subsidiaries constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the assets treated as owned by the Company or any Subsidiary on any Return is subject to a lease, safe harbor lease, or other arrangement as a result of which an entity other than the Company or its Subsidiaries are treated as the owner of the asset for Federal income tax purposes,

(o)           no Seller is a “foreign person” as defined in Section 1445(f)(3) of the Code,

(p)           neither the Company nor any Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or a Subsidiary, and to the Knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method, and

(q)           neither the Company nor any Subsidiary has engaged in, or is a party to, (i) any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, or a transaction substantially similar to a reportable transaction, or (ii) any “tax shelter” within the meaning of Section 6662 of the Code.

(r)            No Payment Or Benefit to be made by the Company, any Subsidiary, or Buyer contemplated by or arising out of or resulting from the consummation of the transaction contemplated by this Agreement will be non-deductible under Code Section 280G and the Treasury Regulations applicable thereto.  The Company and Seller will satisfy the shareholder approval requirements set forth in Treasury Regulation section 1.280G-1, Q&A 7 (the “Shareholder Vote”) as to any Payment Or Benefit that might otherwise be non-deductible under Code Section 280G and the Treasury Regulations applicable thereto.  Section 3.15 of the Disclosure Schedule sets forth a list of all the persons receiving a Payment Or Benefit that might otherwise be non-deductible under Code Section 280G, but for the Company and the Seller satisfying the Shareholder Vote requirements.  For purposes of this paragraph, “Payment Or Benefit” means any payment or benefit resulting from an agreement in effect on the date this Agreement is executed and will exclude any payment or benefit resulting from any agreement or arrangement put in place by or with Buyer’s or its Affiliates’ participation, whether before, on, or after such date.

(s)           Neither the Company nor any of the Subsidiaries (or any predecessors thereof) have within the past two years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(t)            The Company has made available to Buyer (i) true, correct, and complete copies of all federal income Tax returns and audit reports of the Company and its Subsidiaries filed or received since December 20, 2005, and (ii) a complete copy of whatever the Company possesses as a copy of the federal income Tax return of the Company and its Subsidiaries for the year ended September 30, 2005.  To the extent the copy of any such Return provided or made available was unsigned, any such return referenced in (i) above is an otherwise exact copy of the return that was actually signed and filed, and any such return referenced in (ii) above is an exact copy of the return in the Company’s possession.

(u)           With respect to each state in which the Company or a Subsidiary is not filing state Tax Returns, neither the Company nor any subsidiary has received notice from the applicable Governmental Entity that it should be filing state Tax Returns in the state of such Governmental entity’s jurisdiction.

(v)           The Company and each of its Subsidiaries have intended to sell only to customers that are resellers, and have ceased doing business with any customer if and after it was determined that such customer was not a reseller.

This Section 3.15 is the only Section in this Agreement in which representations relating to Taxes are made, other than with respect to Benefit Plans and customs/imports/exports, which are the subject of Section 3.17 and Section 3.30, respectively.  The representations set forth in this Section 3.15 refer only to the past activities of the Company and its Subsidiaries and are not intended to serve as a representation to, or a guarantee of, any Tax item of income, gain, loss, deduction, or credit incurred or accrued after the Closing Date.

Section 3.16           Proceedings.  Except as set forth in Section 3.16 of the Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any of their respective officers, directors, employees, agents, or shareholders in their capacity as such, or any of their respective assets or properties, including Proceedings based on manganism or manganese poisoning.  Except as set forth in Section 3.16 of the Disclosure Schedule, all of the Proceedings, pending or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary are fully covered by insurance policies (or other indemnification agreements with third parties) and, if pending, are being defended by the insurers (or such third parties), subject to such deductibles as are set forth on such Schedule.  Except as set forth in Section 3.16 of the Disclosure Schedule, neither the Company nor any Subsidiary is subject to any order, judgment, decree, injunction, stipulation, or consent order of or with any court or other Governmental Entity.  Neither the Company nor any Subsidiary has entered into any agreement to settle or compromise any Proceeding pending or threatened against it, which agreement has involved any obligation other than the payment of money or for which the Company or any Subsidiary had any continuing obligations.  Except as set forth in Section 3.16 of the Disclosure Schedule and exclusive of workers compensation claims, since December 20, 2005, neither the Company nor any Subsidiary has entered into any agreement for the monetary settlement or compromise or been a party to a Judgment concerning any Proceedings pending or threatened against it in an amount, on an individual basis in excess of $50,000, or on an aggregate basis for all such settlements and compromises in excess of $200,000.

Section 3.17                                Benefit Plans.

(a)           Section 3.17 of the Disclosure Schedule sets forth a true and complete list of all “employee benefit plans” (as that term is defined in Section 3(3) of ERISA), as well as any other bonus, stock option, deferred, retirement and incentive compensation plan, program, or arrangement, retention plan or agreement, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance (including health, life, or disability insurance) or hospitalization program or any other fringe benefit arrangement, whether pursuant to a contract, arrangement, custom, or informal understanding, whether written or unwritten, under which the Company or any Subsidiary, or any entity that is a member of a “controlled group of corporations” with or is under “common control” with the Company or any Subsidiary as defined in Section 414(b) or (c) of the Code (“ERISA Affiliate”), has any present or future obligations or liability on behalf of any current or former employee, director, consultant, or agent of the Company, any Subsidiary or any ERISA Affiliate or the dependents or beneficiaries of such employees, directors, consultants, or agents (all of the foregoing being referred to in this Agreement as the “Benefit Plans”).  All plans and agreements subject to Code Section 409A have been identified and disclosed on Section 3.17(a) of the Disclosure Schedule.

(b)           A true, correct, and complete copy of each of the Benefit Plans, and all contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and record keeping agreements, each as currently in effect, have been provided to Buyer.  In the case of any Benefit Plan that is not in written form, Buyer has been supplied with a true, correct, and complete description of such Benefit Plan as currently in effect, including all material terms of such Benefit Plan.  Except as set forth in Section 3.17 of the Disclosure Schedule, a true, correct, and complete copy of the three most recent annual reports (including all schedules thereto), actuarial reports, accountant’s opinions of the plan’s financial statements, summary plan descriptions, and IRS determination letters with respect to each Benefit Plan, to the extent applicable, have been provided to Buyer.

(c)           Except as set forth in Section 3.17 of the Disclosure Schedule, (i) Each Benefit Plan, and related trust agreements, insurance contracts, annuity contracts, and other funding arrangements, has been operated, administered, and funded in compliance with its terms, ERISA, the Code, and all other applicable Law, (ii) neither the Company nor any of its ERISA Affiliates, nor to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Benefit Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction which could subject the Company to a Tax or penalty imposed under Section 4975 of the Code or Sections 502(i), (j), or (l) of ERISA, and (iii) neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA for which the Company or any Subsidiary could be liable.

(d)           Each Benefit Plan that is subject to Code Section 409A has been operated from and after December 20, 2005 in compliance with a good faith interpretation of Code Section 409A and guidance issued thereunder.

(e)           Each Benefit Plan and related trust that are intended to be qualified under Code Sections 401(a) and 501(a) have received a favorable determination letter issued by the IRS with respect to the qualified status of such plan under Code Section 401(a) and the tax-exempt status of any trust that forms a part of such plan under Code Section 501(a), and no fact or event has occurred that would cause the disqualification of any such plan under such Code sections (unless the Company fails or refuses to comply with the IRS Self-Correction Program), or to a tax under Section 511 of the Code.  Each trust intended to qualify under Code Section 501(c)(9) has received an opinion letter from the IRS that such trust so qualifies, and no fact or event has occurred that could adversely affect the tax-exempt status of such trust.

(f)            Except as set forth in Section 3.17 of the Disclosure Schedule, neither the Company nor or any of its ERISA Affiliates has any liability or contingent liability, under any Benefit Plan or otherwise, for providing any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B (or any predecessor Section thereto) of the Code or applicable state law.

(g)           No Benefit Plan is, except for any trust intended to qualify under Code Section 501(c)(9) or except as set forth on Section 3.17 of the Disclosure Schedule, a “multiple employer welfare plan” or “multiple employer welfare arrangement” within the meaning of Section 514(b)(6) of ERISA, or a “welfare benefit fund” within the meaning of Section 419(e) of the Code.

(h)           No Benefit Plan is subject to Title IV of ERISA, or the minimum funding rules of Section 302 of ERISA or Section 412 of the Code.  Neither the Company nor any of its ERISA Affiliates is a party to, participates in, contributes to, has contributed to or has any liability or contingent liability, including any withdrawal liability for any complete or partial withdrawal, with respect to any multiemployer plan (as defined in Section 3(37) of ERISA).

(i)            Except as set forth on Schedule 3.17 of the Disclosure Schedule, or as otherwise required by Law, neither the Company nor any of its ERISA Affiliates has any obligation, or has made any commitment, to amend or modify any Benefit Plan, to establish or adopt any new or additional Benefit Plans or other similar plans, or to increase the benefits under any existing Benefit Plans, other than in the ordinary course of business.

(j)            All required payments, contributions, or premium payments that are due with respect to any Benefit Plan prior to the date hereof have been made and all contributions and premium payments with respect to the current 2007 plan year for any Benefit Plan that are not yet due prior to the date hereof have been made or properly accrued.

(k)           There are no actions, suits, audits, examinations, investigations, or other Proceedings pending (other than claims for benefits in the ordinary course of business) or, to the Knowledge of the Company, threatened against any Benefit Plan or related trust or any fiduciary thereof that could be reasonably likely to result in any liability, and to the Knowledge of the Company, there is no basis for any such action, suit, audit, examination, investigation, or other Proceeding. There are no outstanding orders from any Governmental Entity that name any Benefit Plan or related trust or any fiduciary thereof or are directed to any Benefit Plan or related trust, any fiduciary thereof, or any assets thereof.

(l)            For each Benefit Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code, the Company and its ERISA Affiliates have complied in all respects with the notice and continuation coverage requirements of Section 4980B of the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.  Each Benefit Plan which is a “health plans” or “group health plans” (as those terms are defined by the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 (“HIPAA”)) that the Company or any ERISA Affiliate sponsors are in compliance with all applicable requirements under HIPAA.  Specifically, but without limitation, all such Benefit Plans timely adopted the legally necessary policies and procedures, security measures, business associate agreements, and other required documentation to comply with the privacy component of HIPAA and the regulations issued thereunder as amended from time to time.

(m)          The Company and its ERISA Affiliates have satisfied in all respects the reporting and disclosure requirements of Title I of ERISA with respect to each Benefit Plan.

(n)           The Company and all of its ERISA Affiliates (and all successors thereto) have the right or ability, with proper notice, to terminate unilaterally any Benefit Plan, and upon such termination will have no further liability under or with respect to such Benefit Plan, except for liabilities accrued to date and the final distribution of plan assets.

(o)           Except for payments contemplated by or as provided in this Agreement or as specified in Section 3.17 of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any director or employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries, under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan or otherwise, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 3.18                                Absence of Changes or Events.

(a)           From the Interim Financial Statement Date through the date of this Agreement, the Company and its Subsidiaries have conducted their business only in the Ordinary Course, and the Company and its Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect.  Buyer acknowledges that there may have been disruption to the business of the Company and its Subsidiaries as a result of the announcement by the Company of its intention to sell such business (and there may be disruption to the business of the Company and its Subsidiaries as a result of the execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby), and Buyer acknowledges that such disruptions do not and will not constitute a breach of this Section 3.18.

(b)           Without limiting the generality of the first sentence of Section 3.18, except as set forth on Section 3.18(b) of the Disclosure Schedule, since the Interim Financial Statement Date, neither the Company nor any of its Subsidiaries has:

(i)            suffered any damage, destruction, or Loss (other than ordinary wear and tear) to any of its assets or properties (whether or not covered by insurance), individually in excess of $100,000, or in the aggregate in excess of $250,000;

(ii)           entered into or authorized any Contract or transaction other than in the Ordinary Course;

(iii)          sold, transferred, conveyed, assigned, or otherwise disposed of any of its assets or properties, except sales of inventory in the Ordinary Course and replacement of equipment and other operating assets in the Ordinary Course;

(iv)          waived, released, settled, or canceled any claims against third parties or debts owing to it, or any rights that have any value, individually in excess of $25,000, or in the aggregate in excess of $1,000,000;

(v)           made any changes in its accounting systems, policies, principles, practices, or methods, except as required by GAAP;

(vi)          entered into, authorized, or permitted any transaction, other than in the Ordinary Course, with any Affiliate of the Company or any Seller, except pursuant to agreements in effect as of the date of the Interim Financial Statements;

(vii)         made any borrowings (other than under the Company Loan Agreements), incurred any debt (other than trade payables in the Ordinary Course and consistent with past practice or under the Company Loan Agreements), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the Ordinary Course and consistent with past practice) or otherwise become liable for the obligations of any other Person, or made any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the Ordinary Course and consistent with past practice or under the Company Loan Agreements);

(viii)        made any loans, advances, or capital contributions to, or investments in, any other Person, except for advances to individual Employees that are in the amount of $1,000 or less;

(ix)           increased in any manner the compensation or fringe benefits of any director, officer or employee (except for increases of the annual base salary or fringe benefits for such director, officer, or employee that were made in the

Ordinary Course) or paid any benefit not required by any existing plan and arrangement or entered into any Contract, agreement, commitment, or arrangement to do any of the foregoing;

(x)            acquired, leased, or encumbered any assets outside the Ordinary Course;

(xi)           acquired, leased, or encumbered any assets requiring payment of or in the amount of $200,000 or more in the aggregate whether or not such acquisition, lease, or encumbrance was in the Ordinary Course (other than acquisitions of inventory in the Ordinary Course consistent with past practice);

(xii)          paid any amount, performed any obligation, or agreed to pay any amount or perform any obligation, in settlement or compromise of any suit or claim of liability for breach of Contract, breach of warranty, tort, or violation of any Law against the Company or any Subsidiary, individually or in the aggregate in excess of $25,000;

(xiii)         made any declaration, setting aside, or payment of any dividend whether in cash, stock, or property with respect to the capital stock of the Company, or any redemption or other acquisition of the capital stock of the Company;

(xiv)        adopted or amended any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, or other plan, agreement, trust, fund, or arrangement for the benefit of employees or increased in any manner the compensation or fringe benefits of any officer or director or paid any benefit to an officer or director not required by any existing plan, arrangement, or agreement; or

(xv)         authorized or made any commitment with respect to any single capital expenditure in excess of $250,000 or capital expenditures that are, in the aggregate, in excess of $500,000; or

(xvi)        agreed, whether in writing or otherwise, to do any of the foregoing.

Section 3.19                                No Default or Violation.  Except as set forth on Section 3.19 of the Disclosure Schedule:

(a)           Neither the Company nor any Subsidiary is in default under the terms of any Contract or Permit to which it is a party or by which it is bound, no condition exists or event has occurred that, with or without notice or the passage of time or both, would constitute a default under any such Contract or Permit by the Company or any Subsidiary and, to the knowledge of the Company, no other party to any such Contract or Permit is in default under the terms of any such Contract or Permit;

(b)           The Company and its Subsidiaries are in compliance with all Laws applicable to or binding on them or any of their respective assets or properties, and no condition exists or event has occurred that, with or without notice or the passage of time or both, would constitute a violation under any such Law; and

(c)           Since December 20, 2005, neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity claiming any violation of any Law or requiring any work, construction, or expenditure, or asserting any assessment or penalty.

Section 3.20           Environmental Matters.  Except for those matters specified in Section 3.20 of the Disclosure Schedule, (a) the Company and each Subsidiary is in compliance with all applicable Environmental Laws, including those relating to underground and/or above ground storage tanks, (b) since December 20, 2005, the Company and each Subsidiary has obtained and is in compliance with all Permits required under Environmental Laws to conduct its business as presently conducted and all Permits are set forth on Section 3.20 of the Disclosure Schedule, (c) since December 20, 2005, neither the Company nor any Subsidiary has received any written communication from a Governmental Entity that alleges that it is not in compliance with any Environmental Laws or has liability under Environmental Laws, and (d) neither the Company nor any Subsidiary is subject to any court decree or is subject to any Judgment relating to compliance with any Environmental Law or liability under any Environmental Law.  The Company and its Subsidiaries have disclosed and made available to Buyer all records and correspondence in the possession of the Company or any of its Subsidiaries with respect to the business of any of them, or with respect to the real property currently owned, operated, or leased by any of them, relating to compliance with Environmental Laws since December 20, 2005, including those prepared for or submitted to applicable Governmental Entities since December 20, 2005 and any reports or assessments prepared by outside consultants or otherwise since December 20, 2005.  Since December 20, 2005, neither the Company nor any of its Subsidiaries has caused any release of Hazardous Materials at any property currently owned or leased by the Company or any of its Subsidiaries in a manner that will give rise to any liability.  Except as disclosed in such records and correspondence or as set forth in Section 3.20 of the Disclosure Schedule, to the Knowledge of the Company, no real property currently owned, operated, or leased by the Company or any of its Subsidiaries contains asbestos in any form, lead paint, urea-formaldehyde foam insulation, any polychlorinated biphenyls (including transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing polychlorinated biphenyls) or other Hazardous Materials that were not managed in accordance with Environmental Law.  Except as disclosed in such records and correspondence or as set forth in Section 3.20 of the Disclosure Schedule, no underground tanks, piping, or subsurface structures of any type used for the storage or conveyance of Hazardous Material exist, or to the Knowledge of the Company, existed on any real property currently owned, operated, or leased by the Company or any of its Subsidiaries.  With respect to the Real Property, since December 20, 2005, all actions taken by the Company or its Subsidiaries (i) relating to the inventory of or waste from Hazardous Materials, (ii) arising from any disposal, release, or threatened release of Hazardous Materials, or (iii) concerning the removal and/or remediation of Hazardous Materials were conducted in full compliance with all applicable Environmental Laws.

Section 3.21           Employee and Labor Matters.

(a)           (i) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or similar Contract with any labor organization, union, or association,

(ii) there are no unfair labor practice complaints pending against the Company or any Subsidiary, or to the Knowledge of the Company, threatened against the Company or any Subsidiary, before the National Labor Relations Board, and no Proceeding arising out of or under any collective bargaining agreement is pending against the Company or any Subsidiary, and (iii) no strike, labor dispute, slowdown, or stoppage is pending or to the Knowledge of the Company threatened against the Company or any Subsidiary.

(b)           The Company and each Subsidiary is in compliance with all Laws relating to the hiring and retention of employees relating to wages, hours, labor, employment and employment practices, terms and conditions of employment, equal employment opportunity, workers’ compensation, and collective bargaining agreements.

(c)           To the Knowledge of the Company, there are no union organizing activities involving any employees of the Company or any of its Subsidiaries either currently in progress or threatened.

(d)           To the Knowledge of the Company, except as set forth in Section 3.21 of the Disclosure Schedule, there are no complaints, controversies, or Proceedings pending against the Company or any of its Subsidiaries brought on behalf of any applicant for employment, any employee, or any former employee, or classes of the foregoing, alleging breach of any express or implied contract of employment, or violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship or termination thereof.

(e)           Neither the Company nor any of its Subsidiaries is delinquent in payments to any employee or any former employee for any wages, salaries, commissions, bonuses, or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees or former employees.

(f)            The Company and its Subsidiaries have reviewed the qualifications of each of their employees for employment under applicable immigration laws, a properly completed Form I-9 is on file with respect to each such employee, if applicable, and the Company and its Subsidiaries have complied with the Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder with respect to each such employee.

(g)           The name of each Seller that is or was an employee of the Company or any of its Subsidiaries is listed on Section 3.21 of the Disclosure Schedule.

Section 3.22                                Insurance.

(a)           Section 3.22 of the Disclosure Schedule sets forth a true, correct, and complete list of all current policies of fire, liability, medical, workers’ compensation, title, and other forms of insurance obtained by the Company or any Subsidiary or any of their respective assets or businesses since January 1, 2007.  The Company has provided to Buyer true, correct, and complete copies of all such policies.  All premiums due on such policies have been paid through the date hereof and no written notice of cancellation or termination or intent to cancel has been received by the Company or any Subsidiary with respect to any such insurance policy.  Neither the Company nor any Subsidiary is in default under any such insurance policies.

(b)           Section 3.22 of the Disclosure Schedule sets forth a true, correct, and complete list of all claims that have been made by the Company or any of its Subsidiaries since the dates indicated in Section 3.22 of the Disclosure Schedule under the workers’ compensation, general liability, property, or other insurance policies indicated.  Except as set forth in Section 3.22 of the Disclosure Schedule, there are no pending or, to the Knowledge of the Company, proposed claims under any insurance policy.

(c)           Except as set forth in Section 3.22 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any retrospectively rated insurance and/or large deductible liability programs.

Section 3.23           Brokers or Finders.  Except for the fees due to Houlihan Lokey Howard & Zukin Capital, Inc., none of the Company, the Subsidiaries, or any Seller has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Ancillary Agreements or any transaction contemplated hereby or thereby.

Section 3.24           Inventories.  The Company has delivered to Buyer a true, correct, and complete list of all inventories of the Company or any Subsidiary as of October 31, 2007, except that such list does not include packaging materials or marketing materials.  Each such item of inventory has been acquired for sale in the Ordinary Course, and none of such items are held on assignment or consignment.  Except as set forth on Section 3.24 of the Disclosure Schedule, such inventories are fairly reflected in the inventory accounts on the balance sheet included in the Financial Statements and the Interim Financial Statements, in accordance with GAAP, including all appropriate reserves.

Section 3.25           Accounts Receivable; Advances and Warranties.  Section 3.25 of the Disclosure Schedule sets forth an aging schedule of substantially all trade accounts receivable of the Company and its Subsidiaries, as of October 31, 2007.  The information on such schedule is true and correct.  Except as set forth on Section 3.25 of the Disclosure Schedule, (i) each such account receivable and the accounts receivable that have arisen since the date thereof arose from bona fide transactions in the Ordinary Course, constitute valid claims against third parties who are not Affiliates of the Company or any of its Subsidiaries, and are not subject to discount except for normal cash and trade discounts, and (ii) the Company and its Subsidiaries have performed all of their obligations to deliver the goods or perform the services to which such account receivable relates.

Section 3.26           Bank Accounts.  Section 3.26 of the Disclosure Schedule sets forth a true, correct, and complete list of the names and locations of each bank or other financial institution at which the Company or any Subsidiary has an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Company or any Subsidiary and a summary statement thereof.

Section 3.27                                Customers and Suppliers.

(a)                                  Customers.

(i)            Section 3.27(a)(i) of the Disclosure Schedule sets forth a true, correct, and complete list of the 100 largest customers of the Company and its Subsidiaries taken as a whole, in terms of revenue during 2006 and from January 1 to September 30, 2007 (collectively, the “Major Customers”), showing the total revenue received in each such period from each such customer.

(ii)           Except as set forth on Section 3.27(a)(ii) of the Disclosure Schedule, (A) all sales to Major Customers are being made, and since December 31, 2006 have been made, in the Ordinary Course, and (B) to the Company’s Knowledge, other than in the Ordinary Course, no Major Customer has a right to receive any rebate, allowance, cash incentive payment or other back-end payment or to receive any discount for early payment or otherwise to receive any payment terms other than “net 30,” and (C) the Company or a Subsidiary has the right to revise the payment, rebate, and other material economic terms for each Major Customer upon not more than 90 days’ notice.

(iii)          Section 3.27(a)(iii) of the Disclosure Schedule sets forth a true, correct, and complete list of each private label owned by the Company or any Subsidiary and for each private label set forth therein, a true, correct, and complete list of (A) each manufacturer that supplies stock keeping units under such private label, and (B) each stock keeping unit that is supplied by such manufacturer under such private label.

(iv)          Except as set forth on Section 3.27(a)(iv) of the Disclosure Schedule, since December 31, 2006, there has been no adverse change in the business relationship, and there has been no dispute, between the Company or any Subsidiary (on the one hand) and any Major Customer (on the other hand), and except as set forth in Section 3.27(a)(iv) of the disclosure Schedule, to the Company’s Knowledge no employee or officer of the Company or any Subsidiary has any indications or reasons to believe that (A) there will be any such adverse change or dispute, or (B) any Major Customer intends to materially reduce its purchases from the Company or its Subsidiaries.

(b)           Suppliers.

(i)            Section 3.27(b)(i) of the Disclosure Schedule sets forth a true, correct, and complete list of the 100 largest suppliers of inventory to the Company and its Subsidiaries from whom the Company or its Subsidiaries purchased inventory during 2006 and from January 1 to September 30, 2007 (each a “Supplier” and collectively, the “Suppliers”), showing the total cost of goods sold from such Suppliers to the Company and its Subsidiaries as a whole from each Supplier during 2006 and from January 1 to September 30, 2007.

(ii)           Section 3.27(b)(ii) of the Disclosure Schedule sets forth for each Supplier listed in such section of the Disclosure Schedule a true, correct, and complete description of the rebate terms between the Company and its Subsidiaries and such

Supplier.  The Suppliers listed in Section 3.27(b)(ii) of the Disclosure Schedule comprise at least 80% of rebate dollars of the Company and its Subsidiaries during 2006, and also from January 1 to September 30, 2007.  Except as set forth on Section 3.27(b)(i) of the Disclosure Schedule, since December 31, 2006, there has been no adverse change in the business relationship, and there has been no dispute, between the Company or its Subsidiaries (on the one hand) and any Supplier listed in such section of the Disclosure Schedule (on the other hand), and to the Company’s Knowledge no employee or officer of the Company or any Subsidiary has any indications or reasons to believe that (A) there will be any such adverse change or dispute, or (B) any such Supplier intends to materially reduce its sales to the Company or its Subsidiaries.

Section 3.28           Customs and Imports.  The Company and its Subsidiaries are and at all times since December 20, 2005 have been in compliance with the laws and regulations governing the import and export of merchandise into or from the United States including the laws and regulations administered by U.S. Customs and Border Protection, The Bureau of Industry and Security, The Office of Foreign Assets Control, and the International Trade Administration of the Department of Commerce.

Section 3.29           Books and Records.  All tax, accounting, and financial Books and Records have been fully, properly, and accurately kept and completed.  The Books and Records are not recorded, stored, maintained, operated, or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical, or photographic process, whether computerized or not) which will not be available to the Company or its Subsidiaries in the Ordinary Course.

Section 3.30           Accounts Payable.  All obligations with respect to the accounts payable of the Company and its Subsidiaries are reflected on the Closing Balance Sheet as accounts payable, whether or not incurred in the Ordinary Course.  Such payables (i) have not been deferred beyond their payment terms, (ii) are directly related to goods and services provided or to be provided to the Company or its Subsidiaries in the Ordinary Course, and (iii) are not currently subject to payments of interest or penalty due to delinquent payment.

Section 3.31           Absence of Certain Business Practices.  Neither the Company nor any of its Subsidiaries, nor any director, officer, employee, agent or Affiliate of the Company or any of its Subsidiaries, nor any other Person acting on behalf of or associated with the Company or any of its Subsidiaries, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefit, regardless of its nature or type, from any customer, supplier, trading company, shipping company, governmental employee, or other entity or individual with whom the Company or any of its Subsidiaries has done business directly or indirectly, or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee, or other Person who is or may be in a position to help or hinder the business of the Company or any of its Subsidiaries (or assist the Company or any of its Subsidiaries in connection with any actual or proposed transaction), which (i) could reasonably be expected to subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal, or governmental litigation or Proceeding, (ii) if not given in the past, could reasonably be expected to have had a Material Adverse Effect, or (iii) if not continued in the future, could reasonably be expected to have a Material Adverse Effect.

Section 3.32           No Additional Representations by the Company.  THE COMPANY IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE SELLERS, THE COMPANY, OR ANY SUBSIDIARY, INCLUDING ANY ASSETS OF THE COMPANY OR ANY SUBSIDIARY, OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS PART B OF ARTICLE III, AND EXCEPT AS SET FORTH EXPRESSLY IN ANY REPRESENTATIONS AND WARRANTIES IN THIS PART B OF ARTICLE III, THE CONDITION OF THE ASSETS OF THE COMPANY AND EACH SUBSIDIARY WILL BE “AS IS” AND “WHERE IS.”

C.            Representative hereby represents and warrants to Buyer as set forth in Section 3.33 through Section 3.36 below:

Section 3.33           Organization, Standing, Qualification, and Power.  Representative is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority to carry on its business as presently conducted.

Section 3.34           Authority; Execution and Delivery; Enforceability.  Representative has the corporate or other appropriate entity power and authority to execute, deliver, and perform its obligations under this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party, and the execution, delivery, and performance by Representative of this Agreement and such Ancillary Agreements have been duly authorized by all necessary corporate or other appropriate entity action.  Representative has and will have duly executed, delivered, and performed this Agreement and such Ancillary Agreements to which it is, or is specified to be, a party.

Section 3.35           No Conflicts; Consents.

(a)           The execution, delivery, and performance by Representative of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation, or acceleration of any obligation or a loss of a benefit under, or result in or constitute a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under, any provision of (i) the certificate of incorporation or bylaws or other organizational or governing documents of the Representative, or (ii) any Judgment or Law applicable to Representative or its properties or assets.

(b)           No Permit of, or registration, declaration, or filing with, any Governmental Entity is required to be obtained or made by or with respect to, Representative in connection with the execution, delivery, and performance by Representative of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party or the consummation of the transactions contemplated hereby or thereby other than as may be required in connection with (i) compliance with and filings under the HSR Act, or (ii)  Buyer’s participation in the transactions contemplated hereby.

Section 3.36           No Additional Representations by Representative.  REPRESENTATIVE IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ITSELF, THE SELLERS, THE COMPANY, OR ANY SUBSIDIARY, INCLUDING ANY ASSETS OF THE COMPANY OR ANY SUBSIDIARY, OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS PART C OF ARTICLE III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants as follows:

Section 4.1             Organization and Qualification.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Illinois and has all necessary corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted.  Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.2             Authority.  Buyer has full power and authority (corporate or otherwise) to execute and deliver this Agreement and each of the Ancillary Agreements to which it is, or is specified to be, a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which Buyer will be a party will have been, duly and validly executed and delivered by Buyer.  This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Buyer will be a party will constitute, the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3             No Conflict; Required Filings and Consents.

(a)           The execution, delivery, and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer is, or is specified to be, a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate the certificate of incorporation or bylaws or other organizational or governing documents of Buyer, (ii) conflict with or violate any Law applicable to Buyer or by which any property or asset of Buyer is bound or affected, or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration, or cancellation of, any material contract or agreement to which Buyer is a party, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)           Buyer is not required to file, seek, or obtain any notice, authorization, approval, order, permit, or consent of or with any Governmental Entity in connection with the execution, delivery, and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license, or qualification of Buyer, except (i) for any filings required to be made under the HSR Act, or (ii) where failure to obtain such consent, approval, order, permit, authorization, or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.4             Financing.  Buyer has delivered to Representative a balance sheet of Buyer (including notes thereto) which indicates cash available to Buyer, or lines of credit available to Buyer, sufficient to allow Buyer to pay the Purchase Price hereunder.  In the event that Buyer delivers a balance sheet (including notes thereto) pursuant to this Section 4.4(a), such balance sheet (including notes thereto) will be accompanied by a certificate from the president or chief financial officer of Buyer certifying that such balance sheet (including notes thereto), is accurate and complete in all material respects insofar as it specifies such cash available to Buyer or such lines of credit available to Buyer.

Section 4.5             Brokers.  Except for Lincoln Partners, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

Section 4.6             Investment Intent.  Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing, or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws.  Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.  Buyer and its owners are able to bear the economic risk of holding the Shares for an indefinite period (including total loss of Buyer’s investment), and Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares.

ARTICLE V
COVENANTS

Section 5.1                                      Conduct of Business Prior to Closing.  Between the date of this Agreement and the Closing Date, unless Buyer will otherwise agree in writing or as set forth in Section 5.1 of the Disclosure Schedule, the Company and its Subsidiaries will use their commercially reasonable efforts to (A) preserve intact the present business organization and personnel of the Company and the Subsidiaries, (B) preserve the goodwill and advantageous relationships of the Company and its Subsidiaries with customers, suppliers, employees, independent contractors, and other Persons material to the operation of their respective businesses, (C) prevent any event that could reasonably be expected to have a Material Adverse Effect, and (D) not permit any action or omission that would cause any of the representations or warranties of the Company contained herein or in any Ancillary Agreements to become inaccurate or any of the covenants of the Company contained herein or in any Ancillary Agreements to be breached.  Between the date of this Agreement and the Closing Date, without the prior consent of Buyer (which consent will not be unreasonably withheld, delayed, or conditioned), neither the Company nor any of its Subsidiaries will:

(a)           amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b)           issue or sell any shares of capital stock of, or membership interests in, the Company or any of its Subsidiaries, or any options, warrants, convertible securities, or other rights of any kind to acquire any such shares or membership interests;

(c)           declare, set aside, make, or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, or make any other payment on or with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company, and except for any payments pursuant to the M & O Agreement and the Financial Advisory Agreement; provided, that in no event will payments pursuant to such agreements exceed $200,000; provided further, that following delivery of the certificate pursuant to Section 2.2(a) and while such certificate remains effective under Section 2.2, the Company may distribute any and all Company Cash which is in excess of the amount of Company Cash specified in such certificate;

(d)           reclassify, combine, split, subdivide, redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or membership interests, or make any other change with respect to its capital structure;

(e)           acquire any corporation, partnership, limited liability company, or other business organization or division thereof, or acquire or lease any assets other than in the Ordinary Course;

(f)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization of the Company or any of its Subsidiaries;

(g)           incur any indebtedness for borrowed money or issue any debt securities outside the Ordinary Course;

(h)           enter into any contract or agreement which itself provides for payments by or to the Company or any of its Subsidiaries in excess of $100,000 or has a term longer than 12 months (except purchases and sales of inventory in the Ordinary Course);

(i)            except as reflected in the capital budget of the Company, authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $250,000 or capital expenditures that are, in the aggregate, in excess of $500,000 for the Company and its Subsidiaries taken as a whole;

(j)            fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire, unless the average monthly rent for any such property during the renewal term would increase by more than 15% of the monthly rent immediately prior to any such renewal;

(k)           enter into, adopt, materially amend, or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance, or other employee benefit agreement, trust, plan, fund, or other arrangement for the benefit or welfare of any director, officer, or employee, or increase in any material respect the compensation or fringe benefits of any director, officer, or employee (except for increases of the compensation or benefits for such director, officer, or employee that are (i) required by Law, (ii) pursuant to any plans or agreements in existence on the date hereof, or (iii) made in the Ordinary Course consistent with past practice and no greater than the larger of $5,000 or 5% of the prior compensation and benefits, as the case may be, received by such director, officer, or employee) or pay any material benefit not required by any existing plan and arrangement or enter into any Contract, agreement, commitment, or arrangement to do any of the foregoing, other than as either required by Law or contract, or as may occur in the Ordinary Course consistent with past practice;

(l)            make any change in any method of accounting or accounting practice, system, principle or policy, except as required by GAAP;

(m)          sell, transfer, convey, assign, or otherwise dispose of any of its assets or properties, except in the Ordinary Course;

(n)           waive, release, settle, or cancel any claims against third parties or debts owing to it, or any rights that have any value, individually in excess of $25,000, or in the aggregate in excess of $200,000;

(o)           waive, release, settle, or cancel any claims against third parties or debts owing to it, or any rights that have any value, outside of the Ordinary Course;

(p)           make any loans, advances, or capital contributions to, or investments in, any other Person, except for advances to individual employees that are in the amount of $1,000 or less;

(q)           except for capital expenditures contemplated by clause (i), acquire, lease, or encumber any assets that are material to the Company, whether or not such acquisition, lease,

or Encumbrance is in the Ordinary Course (other than acquisitions of inventory in the Ordinary Course);

(r)            file any amended Tax Return or any claim for refund of Taxes, amend any payment of Taxes paid by or on behalf of the Company or any Subsidiary, waive or extend the statute of limitations in respect of any Taxes, make, revoke, or amend any Tax election, change any method of Tax accounting or Tax procedure or practice, or settle or compromise any claim relating to Taxes;

(s)           pay any amount, perform any obligation, or agree to pay any amount or perform any obligation, in settlement or compromise of any suit or claim of liability against any Seller or any Affiliate of any Seller;

(t)            terminate, modify, amend, or otherwise alter or change in any material respect any of the terms or provisions of any Real Property Lease or any debt instrument relating to any Company Indebtedness;

(u)           except in the Ordinary Course, terminate, modify, amend, or otherwise alter or change any of the terms or provisions of any Contract; or

(v)           agree, whether in writing or otherwise, to do any of the foregoing.

Section 5.2                                      Covenants Regarding Information.

(a)           From the date hereof until the Closing Date, upon reasonable notice, the Company and its Subsidiaries will afford Buyer and its officers, employees, agents, accountants, advisors, bankers, and other representatives (collectively, “Buyer Representatives”) reasonable access to the properties, offices, plants, and other facilities, books, and records of the Company and each of its Subsidiaries, and will furnish Buyer with such financial, operating, and other data and information as Buyer may reasonably request and will make the directors, officers, and employees of the Company and the Subsidiaries available to the Buyer Representatives as they may from time to time reasonably request; provided, however, that any such access or furnishing of information will be conducted at Buyer’s expense, during normal business hours (except for an inventory of physical assets), under the supervision of the Company’s personnel, and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries.  Anything in this Agreement to the contrary notwithstanding, neither the Company nor any of its Subsidiaries will be required to disclose any information to Buyer or any Buyer Representatives if such disclosure would, as determined by the Company or Representative in the sole discretion of either, (i) jeopardize any attorney-client or other privilege, or (ii) contravene any applicable Laws, fiduciary duty, or binding agreement entered into prior to the date hereof.

(b)           In order to facilitate the resolution of any claims made against or incurred by any Sellers (as related to the Company and its Subsidiaries), for a period of six years after Closing, Buyer will (i) retain the books and records of the Company and its Subsidiaries relating to periods prior to Closing, and (ii) afford Representative and each Seller reasonable access (including the right to make, at Representative’s or any Seller’s expense, photocopies), during normal business hours, to such books and records.

(c)           Within a reasonable amount of time prior to Closing, which reasonable amount of time will be not less than seven Business Days prior to Closing, the Company and its Subsidiaries will provide Buyer, upon the request of Buyer, the opportunity to review any non-privileged data, information, or other materials related to the attainment of the Shareholder Vote as described in Section 3.15(r).  Such data, information, and other materials will include, but not be limited to, any shareholder disclosure statements or schedules, any “disqualified individual” waiver of payments or benefits, any schedule of shareholders eligible to participate in the Shareholder Vote and their respective voting shares or percentages, any Code Section 280G analyses prepared in connection with said Shareholder Vote, any additional non-privileged data, information, or other materials necessary to support such Code Section 280G analyses and any such additional information as the Buyer may reasonably request in connection with the Shareholder Vote process.  Additionally, not less than one Business Day prior to Closing, the Company and its Subsidiaries will provide Buyer with the results of the Shareholder Vote conducted in accordance with Section 3.15(r).

Section 5.3                                      Update of Disclosure Schedule.  The Company and Representative, on behalf of the Sellers, as applicable, from time to time prior to Closing will supplement or amend the Disclosure Schedule with respect to any events or conditions arising or discovered after the date hereof and prior to Closing which if existing or known at the date of this Agreement would have been required to be set forth or described in the Disclosure Schedule.  No such supplemental or amended disclosure will be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Article VII have been satisfied, but will be deemed to have cured any such breach for purposes of the indemnifications provided for in Article VI or Article VIII, but if and only to the extent the events or conditions set forth or described in the supplemental or amended disclosure were not known by the Company as of the date hereof and would not have been discovered by the Company as of the date hereof by the exercise of reasonable care in investigating the facts underlying the representations and warranties contained herein.

Section 5.4                                      Notification of Certain Matters.  Until Closing, each of Buyer and Representative will promptly notify the other in writing of any fact, change, condition, circumstance, or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied.  After Closing, immediately upon completion of the audited financial statements of the Company and its Subsidiaries for 2008, each of Buyer and the Company will notify Representative of such completion.

Section 5.5                                      Intercompany Arrangements.  Except for contracts set forth in Section 5.5 of the Disclosure Schedule, all contracts between the Company and its Subsidiaries, on the one hand, and the Sellers and their Affiliates (other than the Company and its Subsidiaries), on the other hand, will be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to Closing.

Section 5.6                                      No Solicitation.  If this Agreement is terminated prior to Closing, Buyer and Buyer Representatives will not, for a period of two years thereafter, without the prior written consent of Representative, solicit (other than a solicitation by general advertisement) any person who is an executive, manager, or highly paid employee or other key employee of the Company or any of its Subsidiaries to terminate his employment with the Company or any of its Subsidiaries.  Buyer agrees that any remedy at law for any breach by Buyer of this Section 5.6 would be inadequate, and that Representative and the Company would be entitled to injunctive relief in such a case.  If it is ever held that this restriction on Buyer is too onerous and is not necessary for the protection of the Company or any of its Subsidiaries, Buyer agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Company and its Subsidiaries.

Section 5.7                                      Confidentiality.

(a)           Each of the parties will hold, and will cause its agents and representatives (including all Buyer Representatives) to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated June 20, 2007 between Buyer and Houlihan Lokey Howard & Zukin (the “Confidentiality Agreement”), which will continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.7 will terminate.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement will nonetheless continue in full force and effect in accordance with its terms.

(b)           Buyer agrees that any remedy at law for any breach by Buyer of this Section 5.7 would be inadequate, and that Representative and the Company would be entitled to injunctive relief in such a case.  If it is ever held that this restriction on Buyer is too onerous and is not necessary for the protection of the Company or any of its Subsidiaries, Buyer agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Company and its Subsidiaries.

Section 5.8                                      Consents and Filings; Further Assurances.

(a)           Each of the parties will use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper, or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements on or before December 10, 2007 (or as soon thereafter as practicable if all such commercially reasonable efforts do not result in the occurrence of the Closing on or before December 10, 2007) including to (i) obtain from Governmental Entities and other Persons all consents, approvals, authorizations, qualifications, and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law.

(b)           Each of Representative, the Sellers, the Company and Buyer will promptly notify the others of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other to review in advance any proposed communication by such party or its Affiliate to any Governmental Entity.  Neither Buyer nor Representative will agree to participate, or allow its Affiliates to participate, in any meeting with any Governmental Entity in respect of any filings, investigation, or other inquiry unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other or its designee the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, Representative, the Sellers, the Company and Buyer will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods.  Subject to the Confidentiality Agreement, each of Representative and Buyer will provide each other with copies of all correspondence, filings, or communications between it or any of their agents or representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c)           Buyer, Representative, the Sellers and the Company will (a) promptly take all actions necessary to make the filings required of such parties or their Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by the filing parties from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, and (c) cooperate in connection with each party’s filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any state attorney general.  All filing fees required in connection with any filings required of Buyer, Representative, the Sellers or the Company or their Affiliates under the HSR Act to be paid to the Federal Trade Commission or the Antitrust Division of the Department of Justice will be paid by Buyer.  If any objections are asserted with respect to the transactions contemplated hereby under the HSR Act or if any litigation is instituted or threatened by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of the HSR Act, Buyer, Representative, the Sellers and the Company will each use their commercially reasonable efforts promptly to resolve such objections.

Section 5.9                                      Estoppels; Pay-off Letters.  The Company agrees to use its commercially reasonable efforts to obtain from each lessor under each Real Property Lease an estoppel certificate, effective as of the Closing Date, substantially in the form of Exhibit E.  The Company agrees to use its commercially reasonable efforts to cooperate with Buyer in Buyer’s attempts to obtain satisfactory pay-off letters from the lenders of the Company Loan Agreements.

Section 5.10                                Public Announcements.  From the date hereof and until 10 days following the Closing Date, Representative and Buyer will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by the rules of any stock exchange.  Anything in this Agreement to the contrary notwithstanding, United Stationers Inc. may file a Form 8-K with the U.S. Securities and Exchange Commission and/or publicly issue a press release, in each case, with respect to this Agreement or its contents or the transactions contemplated hereby (the contents of which Form 8-K and press release will be determined by United Stationers Inc. in its sole discretion).

Section 5.11                                Directors’ and Officers’ Indemnification.

(a)           From and after the Closing, Buyer will cause the Company and its Subsidiaries to, and the Company will, indemnify, defend, and hold harmless each person or entity that is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director or limited liability company manager of the Company or any of its Subsidiaries (the “D & O Indemnified Parties”), against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs, and expenses (including reasonable attorneys’ fees, costs, and other out-of-pocket expenses incurred in investigating, preparing, or defending the foregoing) arising out of or relating to any threatened or actual claim, action, suit, proceeding, or investigation based in whole or in part on or arising out of or relating in whole or in part to the fact that such person is or was a director, officer, or limited liability company manager of the Company or any of its Subsidiaries whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date (the “D & O Indemnified Liabilities”), in each case to the full extent a corporation or limited liability company is permitted under applicable Law to indemnify its own directors, officers, or limited liability company managers, and Buyer will cause the Company and its Subsidiaries to, and the Company and its Subsidiaries will, pay expenses in advance of the final disposition of any such action or proceeding to each D&O Indemnified Party.  Without limiting the foregoing, from and after the Closing, in the event any such claim, action, suit, proceeding, or investigation is brought against any D&O Indemnified Party (whether arising before or after the Closing Date), (i) the D&O Indemnified Party may retain counsel satisfactory to it and Buyer will cause the Company and its Subsidiaries to, and the Company and its Subsidiaries will, pay all fees and expenses of such counsel for the D&O Indemnified Party promptly as statements therefore are received, and (ii) Buyer will cause the Company and its Subsidiaries to, and the Company and its Subsidiaries will, use all reasonable efforts to assist in the vigorous defense of any such matter, and the Seller Indemnifying Parties will cause each D&O Indemnified Party to use all reasonable efforts to assist in the vigorous defense of any such matter.  Any D&O Indemnified Party wishing to claim indemnification under this Section 5.11 will notify Buyer and the Company upon learning of any such claim, action, suit, proceeding, or investigation (but the failure so to notify will not relieve a party from any liability which it may have under this Section 5.11 except to the extent such failure prejudices such party).  The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such action or suit, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date will continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period will continue until the disposition of such D&O Indemnified Liabilities.

(b)           On or before Closing, the Company will purchase the “extended reporting period” for the policies of insurance listed in Exhibit F for a six-year period.  The Company will omit from Working Capital the cost of the premiums for such extended reporting periods in an amount not to exceed $143,500 (the “Premium Expense”).

(c)           The Company will not take any action directly or indirectly to disaffirm or adversely affect the provisions of the articles of organization and bylaws and any other written agreements of the Company and its Subsidiaries that provide indemnification of and expense reimbursement to D&O Indemnified Parties, a list of which agreements, if any, is set forth in Section 5.11 of the Disclosure Schedule.

Section 5.12                                Exclusivity.  During the period from the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated pursuant to Article IX, no Seller will, and neither the Company nor any Subsidiary will, directly or indirectly, solicit, initiate, condone, knowingly encourage, or respond to any inquiries, proposals or offers from, or participate in any discussions or negotiations with, or provide any of their confidential information to, or otherwise cooperate in any way with, any Person (other than Buyer and its directors, officers, employees, representatives and agents) regarding (a) any merger, consolidation or sale or other disposition of any capital stock of the Company or any Subsidiary (including any sale of any of the Shares), or (b) any sale or other disposition of all or any substantial portion of the assets or properties of the Company or any Subsidiary (or any unit or division thereof) (excluding the sale of inventory in the Ordinary Course).  The Company will promptly notify Buyer in writing of each instance in which the Company receives any such inquiry, proposal, or offer; provided, that the Company will not be obligated to communicate to Buyer the terms and conditions of (or the identity of the Person making) any such inquiry, proposal, or offer received.

ARTICLE VI
TAX MATTERS

Section 6.1                                      Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement will be borne by Buyer.  Buyer and the Sellers will reasonably cooperate with one another in timely making all Returns as may be required to comply with the provisions of applicable transfer tax laws.

 Section 6.2                                   Tax Indemnification and Other Tax Matters.

(a)           Subject to the limitation in Section 8.5(b)(i)(B), the Seller Indemnifying Parties will indemnify Buyer Indemnified Parties for all Taxes of the Company and its Subsidiaries to the extent such Taxes are not adequately provided for as current Taxes on the Closing Balance Sheet (i) for taxable periods ending on or before the Closing Date, (ii) for any taxable period not ending on or before the Closing Date, for the portion of any Taxes attributable to such period ending on the Closing Date, and (iii) for which the Company or any Subsidiary may be liable under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law) with respect to any combined, consolidated, affiliated, or unitary group other than any such group in which Buyer or any of its current Affiliates (or any of their respective successors) is a member, as a transferee or successor, by Contract, or otherwise; provided, however, that any Taxes of the Company or any Subsidiary resulting from the denial of any deduction, other than a denial pursuant to Section 280G of the Code, for the payment of any amounts to any Optionholder or Warrantholder pursuant to this Agreement, or for the payment of any Unamortized Financing Cost, or from the denial of any deduction for any Transaction Costs claimed on any Tax Return, will not be subject to this indemnity.

(b)           For purposes of applying Section 6.2(a) to any period that includes but does not end on the Closing Date, (i) Taxes determined by reference to income, capital gains, gross income, gross receipts, sales, net profits, windfall profits, or similar items will be allocated between the portion of such period ending on the Closing Date and the portion of such period after the Closing Date based on the date on which the relevant items of income and expense accrued (i.e., an interim closing of the tax books as of the Closing Date), and (ii) liability for all other Taxes will be allocated between the portion of such period ending on the Closing Date and the portion of such period after the Closing Date in proportion to the number of days in each such portion of such period.

(c)           Representative will have the exclusive right to prepare, or cause to be prepared and filed, and the Company will sign upon request by Representative, all Tax Returns and reports (including any amendments and refund claims with respect thereto) of the Company and its Subsidiaries with respect to Tax periods described in Section 6.2(a)(i), which Returns and reports will be prepared and filed timely on a basis consistent with existing procedures for preparing such Returns and reports and in a manner consistent with prior practice; provided, that the federal income Tax return for the last period described in Section 6.2(a)(i) will claim as a deduction to the maximum extent permitted by Law all Transaction Costs and payments hereunder to any Optionholder, Warrantholder, or employee of the Company, and the Company and each Subsidiary will elect to carry back any net operating losses reflected on such return, to the maximum extent permitted by Law; provided, further, that all such Returns and reports will not be filed until Buyer has had 20 days to review the Return or report proposed to be filed by the Seller Indemnifying Parties and has consented to the filing of such Return or report, such consent not to be unreasonably withheld, delayed, or conditioned.  The Company will sign such Return or report upon request by Representative.  The Company will provide Representative with all information, and access to all books and records, of the Company and its Subsidiaries, as necessary or requested by Representative in order to prepare and file, or cause to be prepared and filed, the Tax Returns and reports (including any amendments and refund claims with respect thereto) provided for above in this Section 6.2(c), and Representative will not be deemed to have breached this Agreement or have any liability whatsoever if it does not prepare, or cause to be prepared and filed, any Tax Returns and reports (including any amendments and refund claims with respect thereto) provided for above in this Section 6.2(c), or if any such Tax Returns and reports are incomplete or inaccurate, due to any failure of the Company to provide any such information or access to books and records.  The Company will prepare and file all other Tax Returns and reports of the Company and its Subsidiaries due after the Closing Date, which Returns and reports, to the extent they relate to taxable periods beginning prior to, but including the Closing Date, and for the purpose of determining the liability of the Seller Indemnifying Parties for Taxes, will be prepared and filed timely and on a basis consistent with existing procedures for preparing such Returns and in a manner consistent with prior practice.  The Company will bear the costs of preparing all the Returns and reports described in this Section 6.2(c), subject to Section 6.2(d).  In the event the Seller Indemnifying Parties are liable under Section 6.2(a) for Taxes due in connection with the Returns and reports described in this Section 6.2, Buyer and Representative will deliver to the Escrow Agent a certificate signed by each of them instructing the Escrow Agent to pay to Buyer Indemnified Parties from the Indemnity Escrow Fund an amount equal to such Taxes.  Anything in this Section 6.2(c) to the contrary notwithstanding, Representative will not have any control or participation rights with respect to the Returns and reports referenced in the first sentence of this Section 6.2(c) at and after the time there are no funds, or it becomes reasonably certain that there will be no funds, in the Indemnity Escrow Fund with which to make payments pursuant to Section 6.2(g).

(d)           Representative, Buyer, and the Company will provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any Return or report of Taxes, any amendment or refund claim with respect thereto, any audit or other examination by any Governmental Entity, or any Proceedings relating to liabilities for Taxes.  Any cost or expense of such cooperation will be paid by the party incurring such expense (and not by the requesting party).  The Company will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, Proceeding, or determination.

(e)           Buyer represents and warrants to Sellers that it is a member of an affiliated group filing a consolidated federal income Tax Return, and that it will take the position in its federal income Tax filings that the current taxable year of the Company and its corporate Subsidiaries will end on the Closing Date, thus making the current federal income Tax year of the Company and its corporate Subsidiaries a Tax period ending on the Closing Date for purposes of Section 6.2(a).

(f)            If in connection with any examination, investigation, audit, or other Proceeding in respect of any Tax Return covering the operations of the Company or its Subsidiaries on or before the Closing Date, any Governmental Entity issues to the Company or any of its Subsidiaries a written notice of deficiency, a notice of reassessment, a proposed adjustment, an assertion of claim, or demand concerning the taxable period covered by such Return, Buyer will notify Representative of its receipt of such communication from the Governmental Entity within 30 Business Days after receiving such notice of deficiency, reassessment, adjustment, or assertion of claim or demand.  No failure or delay of Buyer in the performance of the foregoing will reduce or otherwise affect the obligations or liabilities of the Seller Indemnifying Parties pursuant to this Agreement, except to the extent that such failure or delay will have adversely affected the ability of the Seller Indemnifying Parties to defend against any liability or claim for Taxes that the Seller Indemnifying Parties are obligated to pay hereunder.  Except as provided below, Representative will, at its expense, have the exclusive right to control the contest (a “Pre-Close Tax Contest”) of any such assessment, proposal, claim, reassessment, demand, or other Proceedings in connection with any Tax Return covering taxable periods of the Company or any of its Subsidiaries described in Section 6.2(a)(i), and the nonexclusive right to participate in the contest (an “Other Tax Contest”) of any such assessment, proposal, claim, reassessment, demand, or other Proceedings in connection with any Tax Return covering taxable periods of the Company or any of its Subsidiaries described in Section 6.2(a)(ii).  Buyer or its designee will have the nonexclusive right to participate in any Pre-Close Tax Contest, and Representative will forward copies of all correspondence and other documents it sends or receives in connection with any such contest to Buyer or its designee on a timely basis.  Representative will not settle or resolve any issue related to Taxes in any Pre-Close Tax Contest if such settlement or resolution could have an adverse effect on Buyer or the Company for periods after the Closing Date, without Buyer’s written consent which will not be unreasonably withheld, delayed, or conditioned.  Buyer will, at its expense, have the exclusive right to control the Other Tax Contests.  Neither Buyer, nor any Buyer Indemnified Party, nor the Company will settle or resolve any issue related to Taxes in any Other Tax Contest that results in a liability of the Seller Indemnifying Parties under Section 6.2(a) without Representative’s written consent which will not be unreasonably withheld, delayed, or conditioned.  Representative, Buyer Indemnified Parties, and the Company will each bear its own costs and expenses incurred in connection with their participation in any Proceeding described in this Section 6.2(f).  Anything in this Section 6.2(f) to the contrary notwithstanding, Representative will not have any control or participation rights with respect to any Pre-Close Tax Contest or Other Tax Contest at and after the time there are no funds, or it becomes reasonably certain that there will be no funds, in the Indemnity Escrow Fund with which to make payments pursuant to Section 6.2(g).

(g)           If there is an adjustment to any Return or report of Taxes for the Company or any of its Subsidiaries that creates a deficiency in any Taxes for which the Seller Indemnifying Parties are liable under the provisions of Section 6.2(a), Buyer and Representative will deliver to the Escrow Agent a certificate signed by each of them instructing the Escrow Agent to pay to Buyer Indemnified Parties from the Indemnity Escrow Fund an amount equal to such deficiency.  Such payments from the Indemnity Escrow Fund constitute the exclusive means to satisfy the liabilities of the Seller Indemnifying Parties pursuant to this Article VI, and the Buyer Indemnified Parties will have no recourse against the Seller Indemnifying Parties for any such liability whether or not the Indemnity Escrow Fund is sufficient for such purpose.

(h)           The Sellers will be entitled to any overpayments of Taxes, and any related interest, attributable to any taxable period or portion thereof described in Section 6.2(a), that are received by the Company or any Subsidiary as refunds or that are credited for the benefit of the Company or any Subsidiary or Buyer Indemnified Parties against any Tax liability for any subsequent taxable period, but only to the extent such overpayments in the aggregate exceed the sum of the Tax Benefit Payment (as defined in Section 6.2(i)) plus, as determined at the end of the applicable statute of limitations, any underpayment of Taxes that would have been a liability of the Seller Indemnified Parties that would otherwise be payable by the Seller Indemnifying Parties or from the Indemnity Escrow Fund but for the limitations set forth in Section 6.2(a) and (g) (the “Tax Underpayment”).  Promptly upon receipt of any such refund or application of such credit, Buyer will, or will cause the Company or a Subsidiary to, promptly notify Representative and, at the time, and from time to time, if ever, when the aggregate amount of such refunds and credits exceed the sum of the Tax Benefit Payment and the Tax Underpayment, if any, promptly pay to Representative an amount in cash equal to such excess plus any such interest attributable to such excess for disbursement to Sellers according to their Proportionate Shares.  With respect to taxable periods described in Section 6.2(a)(ii) and (iii), only the part of a refund attributable to the portion of such taxable periods that ends on the Closing Date is subject to this Section 6.2(h).  For purposes of this Section 6.2(h), the “applicable statute of limitations” means the statutes of limitations applicable to the Company and its Subsidiaries.

(i)            At Closing, Buyer will pay to Representative (for disbursement to the Sellers according to their Proportionate Shares) an amount in cash equal to $6,515,000 (the “Tax Benefit Payment”).  For the avoidance of doubt, anything in this Agreement to the contrary notwithstanding, (i) in the event the Company or any Subsidiary has a net operating loss carryover for federal income Tax purposes (or any state or local Tax equivalent thereof) from any taxable period described in Section 6.2(a)(i) that is carried over to, and utilized to reduce Taxes paid by any Person, in any subsequent taxable period, Sellers will not be entitled to any payment or other benefit resulting from such net operating loss carryover utilization, and (ii) neither Representative nor Sellers nor the Seller Indemnifying Parties will ever be required under any circumstances to directly or indirectly return or refund any portion of the Tax Benefit Payment or indemnify any party therefor except pursuant to an indemnity obligation under Section 6.2(a) caused by the denial of a deduction under Section 280G of the Code.

(j)            This Section 6.2, together with the provisions of Article VIII that specifically reference and apply to this Article VI, provide the exclusive indemnity for any Taxes.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1                                      General Conditions.  The respective obligations of Buyer and the Sellers to consummate the transactions contemplated by this Agreement will be subject to the fulfillment, at or prior to Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either Representative (acting on behalf of the Sellers) or Buyer, as applicable, acting in its sole discretion:

(a)           No action or proceeding by any Governmental Entity or other Person will have been instituted or threatened that enjoins, restrains, prohibits, or results in substantial damages in respect of, or could reasonably be expected to enjoin, restrain, prohibit, or result in substantial damages in respect of, any provision of this Agreement or any Ancillary Agreement, or the consummation of the transactions contemplated hereby or thereby.

(b)           Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements will have expired or will have been terminated.  All other material consents of, or registrations, declarations or filings with, any Governmental Entity legally required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, will have been obtained or filed.

Section 7.2                                      Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement will be subject to the fulfillment, at or prior to Closing, of each of the following conditions, any of which may be waived in writing by Representative in its sole discretion:

(a)           The representations and warranties of Buyer contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto will be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties will be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material” or “Buyer Material Adverse Effect” set forth therein) would not, individually or in the aggregate, be material.  Buyer will have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at Closing.  The Sellers will have received from

Buyer a certificate to the effect set forth in the preceding sentences signed by a duly authorized officer thereof.

(b)           The Sellers will have received an executed counterpart of each of the Ancillary Agreements, signed by each party thereto other than the Sellers.

Section 7.3                                      Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment, at or prior to Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

(a)           The representations and warranties of the Sellers and the Company contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto will be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties will be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Sellers will have performed all obligations and agreements required by this Agreement or any Ancillary Agreement to be performed by them prior to or at Closing.  Buyer will have received from the Sellers certificates to the effect set forth in the preceding sentences with respect to the representations, warranties, and covenants of the Sellers, and Buyer will have received from the Company a certificate to the effect set forth in the preceding sentences with respect to the representations and warranties of the Company, signed by a duly authorized officer thereof.

(b)           Buyer will have received an executed counterpart of each Ancillary Agreement, signed by each party thereto other than Buyer.

(c)           Buyer will have received at Closing the resignation of all directors and managers, as applicable, of the Company and its Subsidiaries, effective as of Closing, except for such directors and managers that Buyer specifies in writing to Representative at least three days prior to the Closing Date.

(d)           Buyer will have received from each Shareholder, a Share certificate or certificates representing the Shares owned by it, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer.

(e)           Buyer will have received from each Optionholder an executed Option Cancellation Agreement substantially in the form of Exhibit G.

(f)            Buyer will have received from each Warrantholder an executed Warrant Cancellation Agreement substantially in the form of Exhibit H.

(g)           Buyer will have received written evidence reasonably satisfactory to Buyer that each of the M & O Agreement, the Financial Advisory Agreement, and the Management Rights Agreement have been terminated effective upon Closing.

(h)           Buyer will have received written evidence reasonably satisfactory to Buyer that all consents and approvals set forth on Section 3.8 of the Disclosure Schedule and marked with an asterisk have been obtained but only to the extent required pursuant to the contract at issue.

(i)            Buyer will have received a certificate of the secretary or assistant secretary of the Company certifying resolutions of the Company’s Board of Directors approving and authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Company).

(j)            Buyer will have received a copy of the Articles of Incorporation of the Company, certified by the Secretary of State or equivalent Person of its jurisdiction of incorporation, and a copy of the by-laws or similar instrument of the Company, certified by the secretary or an assistant secretary of the Company.

(k)           Buyer will have received a certificate of good standing for the Company from the Secretary of State of Delaware.

(l)            Buyer will have received from each Seller a general release substantially in the form of Exhibit I.

(m)          Buyer will have received an Environmental Site Assessment Phase I Report for each Owned Real Property prepared by an independent environmental consultant mutually selected by Buyer and Representative dated within the three-month period immediately preceding the Closing Date.

(n)           Buyer and/or the Company and/or its Subsidiary will have received from the lenders under the Company Loan Agreements pay-off letters in substantially the forms of Exhibit J, with such changes to each pay-off letter as the applicable lender may desire in order to conform its pay-off letter to the transactions contemplated herein, and with any further changes to each pay-off letter as are acceptable to Buyer and the applicable lender.

(o)           No event will have occurred or circumstance will have come into effect that has had or could reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII
INDEMNIFICATION

Section 8.1                                      Survival of Representations, Warranties, and Certain Covenants.  The representations and warranties of any Seller, the Company, Representative, and Buyer contained in this Agreement and the Ancillary Agreements and any certificate delivered pursuant hereto will survive Closing until the Escrow Scheduled Termination Date, and anything in this Agreement to the contrary notwithstanding, except as set forth in Section 8.5(f) regarding knowing and intentional fraud, in no event will any Seller, the Company, Representative, or Buyer have any liability hereunder following the Escrow Scheduled Termination Date for breach of any such representations or warranties (except with respect to a claim made prior to such date based on any such breach).  The covenants and agreements of any party contained in this Agreement and the Ancillary Agreements to be performed prior to Closing will not survive the Closing hereunder.  Except as otherwise specifically provided herein, the covenants and agreements of any Seller, Representative, or Buyer contained in this Agreement or in any Ancillary Agreement to be performed at or after Closing (including the indemnification obligations in Article VI and this Article VIII), will survive the Closing hereunder until the Escrow Scheduled Termination Date.  Anything in this Agreement to the contrary notwithstanding, in no event will any Seller, the Company, Representative, or Buyer have any liability hereunder following the Escrow Scheduled Termination Date for breach of any covenant (except with respect to a claim made prior to such date based on any breach of a covenant to be performed after Closing, or except with respect to any covenant that survives such date as specifically provided in this Agreement).

Section 8.2                                      Indemnification by the Sellers.

(a)           Subject to the other provisions of this Article VIII, including Section 8.5 below, the Sellers and their heirs, successors, and assigns (collectively, the “Seller Indemnifying Parties”) will save, defend, indemnify, and hold harmless Buyer and its successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs, and expenses (including reasonable attorneys’ fees, costs, and other out-of-pocket expenses incurred in investigating, preparing, or defending the foregoing) (hereinafter collectively, “Losses”) to the extent arising out of or resulting from:

(i)            any breach of any representation or warranty made by or on behalf of the Company, the Sellers, or Representative contained in this Agreement or any Ancillary Agreements or any certificate delivered pursuant hereto, excluding representations and warranties made in Section 3.15, the breach of which results in a payment of additional Taxes;

(ii)           any breach of any covenant or agreement by the Sellers or Representative contained in this Agreement or any Ancillary Agreement that survives Closing;

(iii)          any obligations or liabilities relating to or arising from any product liability or warranty claims based on products or services sold by the Company or any Subsidiary on or prior to the Closing Date (except to the extent that any Buyer Indemnified Party collects reimbursements for such losses from insurance proceeds or from indemnification payments received from one or more third parties);

(iv)          any and all reasonable attorneys’ fees and expenses and costs of investigation and litigation incurred by a Buyer Indemnified Party in enforcing its rights under this Section but only if the Seller Indemnifying Parties are ultimately liable to indemnify the Buyer Indemnified Parties for the Loss at issue.

(b)           Anything in this Agreement to the contrary notwithstanding:

(i)            each Seller Indemnifying Party alone will be liable for any breach of a representation as to itself or a covenant or obligation to be performed by it under this Agreement or any Ancillary Agreement.  Each such Seller Indemnifying Party will be considered the Indemnifying Party (as defined below and for purposes of this Article VIII) for such purpose; and

(ii)           in no event will any Seller Indemnifying Parties have any liability hereunder with respect to a matter (A) specifically identified in any Financial Statements or Interim Financial Statements, or (B) for which there is a reserve or accrual intended to cover such matter in the Closing Balance Sheet (but only up to the amount of such reserve or accrual not otherwise relieved by other matters), or (C) if such matter was included in determining the Adjusted Purchase Price pursuant to Article II.

Section 8.3                                      Indemnification by Buyer.  Buyer will save, defend, indemnify, and hold harmless the Sellers, and the heirs, successors, and assigns of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of or resulting from:

(a)           any breach of any representation or warranty made by Buyer contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto;

(b)           any breach of any covenant or agreement by Buyer contained in this Agreement or any Ancillary Agreement which survives Closing;

(c)           any claim or cause of action by any Person against any Seller Indemnified Party with respect to the operations of the Company or any of its Subsidiaries on or after the Closing Date; and

(d)           any and all reasonable attorneys’ fees and expenses and costs of investigation and litigation incurred by a Seller Indemnified Party in enforcing its rights under this Section but only if the Buyer Indemnifying Parties are ultimately liable to indemnify the Seller Indemnified Parties for the Loss at issue.

Section 8.4                                      Procedures.

(a)           In order for a Buyer Indemnified Party or a Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made or effected by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party will deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such notice, however, will not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.

(b)           The Indemnifying Party will have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the

Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party will have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials, and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise, or discharge, or offer to settle, compromise, or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent will not be unreasonably withheld, delayed, or conditioned.  In the event the Indemnifying Party does not elect to assume the defense of a Third Party Claim, then any failure of an Indemnified Party to defend or to participate in the defense of such claim or to cause the same to be done will not relieve the Indemnifying Party of its obligations hereunder.

In the event the Indemnifying Party fails to assume or continue the defense of a Third Party Claim after timely notice under Section 8.4(a), then (i) the Indemnified Party may assume control of the defense of such Third Party Claim which will be at the cost and expense of the Indemnifying Party if the Indemnified Party is entitled to indemnity hereunder due to the facts on which such claim is based, and (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) if the Indemnified Party is entitled to indemnity hereunder due to the facts on which such claim is based.  Regardless of the party who defends against such Third Party Claim, the other party agrees to cooperate in good faith with the defending party, and the defending party agrees to consult with the other party, and provide any information relevant to the defense against the Third Party Claim, upon request by the other party.

(c)           In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder due to a loss that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party will deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim and such other information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such notice, however, will not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.  The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation will include providing reasonable access to and copies of information and records and documents relating to such matters, furnishing (without cost) employees to assist in the investigation, defense, and resolution of such matters and providing business assistance with respect to such matters.

(d)           No Indemnifying Party may settle, compromise, or discharge (i) a Third Party Claim for injunctive relief without the Indemnified Party’s written consent (which consent will not be unreasonably withheld, delayed, or conditioned), or (ii) any other Third Party Claim without the Indemnified Party’s written consent (which consent will not be unreasonably withheld, delayed, or conditioned) unless the Indemnifying Party has agreed that it is fully liable to the Indemnified Party for the full amount of the settlement, compromise, or discharge.

(e)           Anything in this Section 8.4 to the contrary notwithstanding, Representative will act for and on behalf of the Seller Indemnifying Parties or the Seller Indemnified Parties with respect to any notices to and from, and any decisions, determinations, or directives to be made by, any one or more Seller Indemnifying Parties or Seller Indemnified Parties under this Section 8.4, and all such notices, decisions, determinations, and directives will be given to and made by Representative acting on behalf of the Seller Indemnifying Parties or Seller Indemnified Parties.

(f)            In the event any Seller Indemnifying Party is obligated to indemnify Buyer Indemnified Parties pursuant to Article VIII for a claim for which recovery is not limited to the Indemnity Escrow Amount, Buyer Indemnified Parties will obtain such indemnification, first, by means of payment from the Indemnity Escrow Fund pursuant to the Escrow Agreement, and second, to the extent such liability exceeds the applicable amount then remaining in the Indemnity Escrow Fund, pursuant to the indemnification procedures set forth in this Article VIII.

Section 8.5                                      Limits on Indemnification; Buyer Recovery from Escrow.

(a)           No claim may be asserted against any party for breach of any representation, warranty, or covenant contained herein, unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, or covenant on which such claim is based ceases to survive as set forth in Section 8.1, in which case such representation, warranty, or covenant will survive as to such claim until such claim has been finally resolved.

(b)           (i)            Subject to the other terms and conditions of this Section 8.5: (A) the Seller Indemnifying Parties will not be liable to any Buyer Indemnified Party for any claim for indemnification under Section 8.2 unless and until the aggregate amount of indemnifiable Losses that must be incurred before such Losses may be recovered from the Seller Indemnifying Parties equals or exceeds 1% of the Purchase Price (before any Purchase Price adjustment pursuant to Section 2.4); provided, however, that in the event the indemnifiable Losses equal or exceed the Sellers’ Basket (prior to any downward adjustment thereof as hereinafter provided for), the aggregate amount of indemnifiable Losses that may be recovered from the Seller Indemnifying Parties will be adjusted so that the Buyer Indemnified Parties may recover all Losses in excess of $600,000, (such 1%, as the same may be adjusted to $600,000, the “Sellers’ Basket”), and the Seller Indemnifying Parties will be liable for all indemnifiable Losses based on indemnification claims properly asserted against them that exceed in the aggregate the Sellers’ Basket, but subject to the Per Item Basket set forth below and subject to Section 8.5(b)(i)(B); provided further, that the Sellers’ Basket will not apply to Losses resulting from a breach of any Title and Authorization Warranties or any representations set forth in the

Ancillary Agreements, (B) the maximum aggregate amount of indemnifiable Losses pursuant to Section 8.2 plus indemnifiable amounts pursuant to Section 6.2 that may be recovered by the Buyer Indemnified Parties will be an amount equal to the amount remaining in the Indemnity Escrow Amount, recoverable under the Escrow Agreement, except that (1) the Buyer Indemnified Parties’ recovery for Losses relating to a breach by a Seller Indemnifying Party of any Core Representation as to itself will not be based on recovery from the amount remaining in the Indemnity Escrow Fund pursuant to the Escrow Agreement, but instead will be limited to recovery from or with respect to such Seller Indemnifying Party (and only such Seller Indemnifying Party) of the remaining portion of his or its deemed account in the Indemnity Escrow Fund (as contemplated in the Escrow Agreement), to be obtained as a disbursement from the Indemnity Escrow Fund, plus an additional amount (to be obtained directly from such Seller Indemnifying Party) which equals such Seller Indemnifying Party’s Proportionate Share of the Adjusted Purchase Price, and (2) the Buyer Indemnified Parties’ recovery for Losses relating to a breach by a Seller Indemnifying Party of any representation as to itself (other than a Core Representation) or a covenant to be performed by him or it will be limited to his deemed account of the Indemnity Escrow Fund (as contemplated by the Escrow Agreement), and (C) the Seller Indemnifying Parties will not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss with respect to a matter (A) specifically identified in any Financial Statements or Interim Financial Statements, or (B) for which there is a reserve or accrual intended to cover such matter in the Closing Balance Sheet (but only up to the amount of such reserve or accrual not otherwise relieved by other matters).

(ii)           Anything in this Agreement to the contrary notwithstanding, the Seller Indemnifying Parties will have no obligation to provide indemnification pursuant to Section 8.2 (other than with respect to any breach of any Title and Authorization Warranty) with respect to any individual claim or series of related claims for indemnification by the Buyer Indemnified Parties unless the amount of indemnification to which the Buyer Indemnified Parties will have become entitled with respect to such individual claim or series of related claims for indemnification exceeds $50,000 (the “Per Item Basket”).  All such individual claims (including as an individual claim a series of related claims arising out of the same facts and circumstances) in amounts that exceed the Per Item Basket will be applied against the Sellers’ Basket, and if and when such Sellers’ Basket is exceeded, the Seller Indemnifying Parties will be obligated, subject to the other provisions of this Article VIII, including Section 8.5(b)(i), to provide indemnification with respect to the full amount of any such individual claim that exceeds the Per Item Basket.

(iii)          Anything in this Agreement to the contrary notwithstanding, neither the Seller Indemnifying Parties nor the Buyer Indemnifying Party will be liable to the other parties hereto, any Buyer Indemnified Party or any Seller Indemnified Party, as applicable, on account of any indemnity obligation set forth in this Article VIII or Article VI for any indirect, consequential, special, incidental, or punitive damages.  For purposes of this Article VIII and Article VI, any damages actually paid by any Seller Indemnified Party or Buyer Indemnified Party will be considered direct damages rather than indirect, consequential, special, incidental, or punitive damages.

(c)           For all purposes of this Article VIII, Losses will be net of (i) any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification, and (ii) a reasonable estimate of any Tax benefit available to such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence, or payment of any such Losses (including a reasonable estimate of the net present value of any Tax benefit arising in subsequent taxable years).  For purposes of Section 8.5(b)(i) above, such insurance or other recoveries, and such Tax benefit, will be taken into account, and therefore will be deemed to reduce the applicable Losses, so that in determining whether applicable Losses equal or exceed the Sellers’ Basket, all such Losses will be net of such insurance or other recoveries and such Tax benefits.

(d)           The Buyer Indemnified Parties and the Seller Indemnified Parties will cooperate with each other with respect to resolving any claim or liability with respect to which one or more Persons is obligated to indemnify one or more others hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability; provided, that the failure by any Buyer Indemnified Parties or Seller Indemnified Parties to make such commercially reasonable efforts to mitigate or resolve any claim or liability will not affect the parties’ indemnification obligations hereunder.

(e)           Anything in this Section 8.5 to the contrary notwithstanding, Representative will act for and on behalf of the Seller Indemnifying Parties or the Seller Indemnified Parties with respect to any notices to and from, and any decisions, determinations, or directives to be made by, any one or more Seller Indemnifying Parties or Seller Indemnified Parties under this Section 8.5 and Article VI, and all such notices, decisions, determinations, and directives will be given to and made by Representative acting on behalf of the Seller Indemnifying Parties or the Seller Indemnified Parties.

(f)            Anything in this Article VIII to the contrary notwithstanding, in the event of any breach of a representation or warranty by a party that constitutes knowing and intentional fraud, such party’s liability for breach of such representation or warranty will survive the Closing and continue until expiration of the statute of limitations for such knowing and intentional fraud, and the injured party’s ability to recover Losses relating thereto will not be limited to the Indemnity Escrow Amount and will not be subject to any cap, the Sellers’ Basket, or Per Item Basket, whether imposed by Section 8.5(b) or otherwise.

Section 8.6             Assignment of Claims.  If any Buyer Indemnified Party receives any payment from the Seller Indemnifying Parties in respect of any Losses pursuant to Section 8.2 and the Buyer Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Seller Indemnifying Parties, the Buyer Indemnified Party will assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Seller Indemnifying Parties (or Representative acting on their behalf) to recover from the Potential Contributor the amount of such payment.  Any payment received in respect of such claim will be distributed, (i) first to the Buyer Indemnified Party in the amount of any deductible or similar amount required to be paid by the Buyer Indemnified Party prior to the Seller Indemnifying Parties being required to make any payment to the Buyer Indemnified Party, (ii) second to the Seller Indemnifying Parties in an amount equal to the aggregate payments made by the Seller Indemnifying Parties to the Buyer Indemnified Party in respect of such claim, plus costs and expenses incurred in investigating, defending or otherwise incurred in connection with addressing such claim, and (iii) the balance, if any, to the Buyer Indemnified Party.  Any assignments or payments to be made to or for the benefit of the Seller Indemnifying Parties under this Section 8.6 will be made to or at the direction of Representative, acting on behalf of the Seller Indemnifying Parties.

Section 8.7                                      Exclusivity.  Except as specifically set forth in this Article VIII and Article VI, effective as of Closing, Buyer, on behalf of itself and the other Buyer Indemnified Parties, waives any rights and claims any Buyer Indemnified Party may have against the Seller Indemnifying Parties or any of them, whether in law or equity, relating to the Sellers, the Company or its Subsidiaries, or Representative and/or the transactions contemplated in this Agreement and the Ancillary Agreements; provided, however, that the foregoing will not prohibit any party hereto from seeking specific performance or other equitable relief with respect to its rights under this Agreement or the Ancillary Agreements.  The rights and claims waived by the Buyer Indemnified Parties include claims for contribution or other rights of recovery arising out of or relating to any Environmental Laws, claims for breach of contract, breach of representation or warranty, breach of implied covenants, negligent misrepresentation, and all other claims for breach of duty.  After Closing, subject to the foregoing, Article VIII and Article VI will provide the exclusive remedy against the Seller Indemnifying Parties for any breach of any representation, warranty, covenant, or other claim arising out of or relating to this Agreement or any Ancillary Agreement and/or the transactions contemplated hereby or thereby.

Section 8.8                                      Investigation by Buyer; Disclaimer of Implied Warranties; No Representations as to Projections.

(a)           Buyer acknowledges and agrees that it (i) has conducted its own independent review, investigation, and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and its Subsidiaries, (ii) has been provided access to personnel, properties, premises, and records of the Company and its Subsidiaries for such purpose, and (iii) has relied in entering into this Agreement and the Ancillary Agreements upon (x) its own review, investigation, and analysis, and (y) the provisions of this Agreement.

(b)           It is the explicit intent and understanding of each party hereto that, except as expressly set forth in this Agreement, no party hereto nor any party to an Ancillary Agreement nor any Affiliates or agents or representatives of any of the foregoing are making any representation or warranty whatsoever, oral or written, express or implied, as to the accuracy or completeness of any information regarding itself or themselves or the Company or its Subsidiaries, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the use of the assets of the Company and its Subsidiaries or the operation of their business post-Closing, (iii) the probable success or profitability of the Company or its Subsidiaries post-Closing , or (iv) the ownership, use, or operation of the businesses of the Company or its Subsidiaries post-Closing.  No party hereto is relying on any statement, representation, or warranty, oral or written, express or implied, made by any other party hereto or any party to an Ancillary Agreement or the Affiliates, agents, or representatives of any of the foregoing, except for the representations and warranties expressly set forth in this Agreement.

(c)           In connection with Buyer’s investigation of the Company and its Subsidiaries, Buyer may have received certain estimates, projections, and other forecasts regarding the Company and its Subsidiaries.  Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, and other forecasts, that Buyer is familiar with such uncertainties, and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, and other forecasts that may have been furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, and forecasts).  Accordingly, neither the Sellers nor the Company make any representation or warranty with respect to such estimates, projections, and other forecasts (including the reasonableness of the assumptions underlying such estimates, projections and forecasts); provided, nothing in this Section 8.8(c) is intended to restrict the representations set forth in Section 3.10 insofar as the representations in Section 3.10 deal with compliance with GAAP and such compliance may be based upon reasonable projections and estimates.

Section 8.9                                      Representative of Seller Indemnifying Parties.

(a)           Each Seller, on behalf of itself as a Seller Indemnifying Party, hereby appoints Representative as agent and attorney-in-fact for each such Seller Indemnifying Party for and on behalf of each such Seller Indemnifying Party with full power and authority to represent each such Seller Indemnifying Party and its heirs, successors, and assigns, with respect to all matters arising under this Agreement and the Ancillary Agreements (except such Seller’s Noncompetition Agreement, if applicable).  All actions taken by Representative under this Agreement or such Ancillary Agreements will be binding upon each Seller Indemnifying Party and its heirs, successors, and assigns as if expressly ratified and confirmed in writing by each of them.  Without limiting the generality of the foregoing, Representative will have full power and authority, on behalf of each Seller Indemnifying Party and its heirs, successors, and assigns, to interpret the terms and provisions of this Agreement and such Ancillary Agreements, to dispute or fail to dispute any claim under this Agreement or such Ancillary Agreements, to negotiate and compromise any dispute that may arise under this Agreement or such Ancillary Agreements, to sign any release or other documents with respect to any such dispute, and to give and receive notices hereunder and thereunder.  A Seller Indemnifying Party will be deemed a party or a signatory to any agreement, document, instrument, or certificate for which Representative signs on behalf of such Seller Indemnifying Party.

(b)           Representative, in its capacity as such, will not be liable to Buyer or the Buyer Indemnified Parties for any act or failure to act under or in connection with this Agreement or such Ancillary Agreements, regardless of whether any such act or failure to act by Representative constitutes negligence, bad faith, or willful misconduct or is in breach of this Agreement or such Ancillary Agreements.

(c)           As set forth in the Representative Agreement, (i) Representative will have no liability to any Seller Indemnified Parties under or in connection with this Agreement or such Ancillary Agreements (regardless of any negligence, bad faith, willful misconduct, breach of this Agreement or such Ancillary Agreements, or other type of action or omission by Representative), (ii) Representative will be entitled to reimbursement for all costs and expenses incurred by it while acting in such capacity, and any portion of the Purchase Price, as the same may be adjusted hereunder, that otherwise would be distributed to the Seller Indemnified Parties may be deposited by Representative in an escrow for the purpose of satisfying such costs and expenses, and (iii) the Seller Indemnified Parties will indemnify and hold harmless Representative for all Losses suffered by Representative acting in its capacity as such, regardless of whether such Losses arise from or are related to actions or omissions of Representative (whether constituting negligence, bad faith, or willful misconduct or a breach of this Agreement or such Ancillary Agreements, or other type of action or omission by Representative).

(d)           The limitation of liability and indemnity provisions of Section 8.9(b) and Section 8.9(c) will survive the termination of this Agreement and the resignation of Representative.

(e)           Representative may resign at any time in accordance with Section 10 of the Representative Agreement.

ARTICLE IX
TERMINATION

Section 9.1                                      Termination.  This Agreement may be terminated at any time prior to Closing:

(a)           by mutual written consent of Representative and Buyer;

(b)           (i) by Representative, if Buyer breaches or fails to perform in any respect any of its representations, warranties, or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by Representative, or (ii) by Buyer, if the Sellers or the Company breach or fail to perform in any respect any of their representations, warranties, or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.3, (y) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform, and (z) has not been waived by Buyer;

(c)           (i) by Representative, if any of the conditions set forth in Section 7.1 or Section 7.2 will have become incapable of fulfillment prior to February 29, 2008, or (ii) by Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 will have become incapable of fulfillment prior to February 29, 2008; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) will not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement will have been the cause of the failure of such condition to be satisfied on or prior to such date;

(d)           by either (i) Representative, or (ii) Buyer if Closing will not have occurred by March 31, 2008 (the “Termination Date”); or

(e)           by either Representative or Buyer in the event that any Governmental Entity will have issued an order, decree, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling, or other action will have become final and nonappealable.

The party seeking to terminate this Agreement pursuant to this Section 9.1 will give prompt written notice of such termination to the other parties.

Section 9.2                                      Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement will forthwith become void and there will be no liability on the part of any party except (a) for the provisions of Section 3.23 relating to broker’s fees and finder’s fees, Section 5.7 relating to confidentiality, Section 5.10 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction, and this Section 9.2, and (b) that nothing herein will relieve any party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE X
GENERAL PROVISIONS

Section 10.1                                Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby will be paid by the party or parties incurring such fees or expenses, whether or not such transactions are consummated.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by any others.

Section 10.2                                Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Representative, the Company, and Buyer.

Section 10.3                                Waiver.  No failure or delay of any party or beneficiary hereunder in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties and beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of any party or beneficiary to any such waiver will be valid only if set forth in a written instrument executed and delivered by such party or beneficiary in the case of an individual, or otherwise by a duly authorized officer or manager on behalf of such party or beneficiary.

Section 10.4                                Notices.  All notices and other communications hereunder will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder will be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)                                  if to any Seller, then to Representative on behalf of such Seller to:

Brazos Equity GP II, LLC
100 Crescent Court, Suite 1777
Dallas, TX 75201
Attention:  Randall Fojtasek
Facsimile:  (214) 756-6505

with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue, Suite 1100
Dallas, TX  75201
Attention:  Harlan P. Cohen
Facsimile:  (214) 698-3400

(b)                                 if to Representative, to the same addressees as set forth under Section 10.4(a) immediately above

(c)                                  if to the Company pre-Closing, to:

ORS Nasco Holding, Inc.
100 Crescent Court, Suite 1777
Dallas, TX  75201
Attention:  Randall Fojtasek
Facsimile:  (214) 756-6505

with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue, Suite 1100
Dallas, TX  75201
Attention:  Harlan P. Cohen
Facsimile:  (214) 698-3400

(d)                                 if to Buyer or to the Company post-Closing, to:

United Stationers Supply Co.

One Parkway North, Suite 100

Deerfield, IL 60015
Attention:  General Counsel
Facsimile:  (847) 627-7087

Section 10.5                                Interpretation.  When a reference is made in this Agreement to a Section, Article, or Exhibit, such reference will be to a Section, Article, or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  The plural of any word used herein includes the singular, and the singular includes the plural, and the masculine, feminine, and neuter genders include one another.  Any capitalized terms used in any Exhibit but not otherwise defined therein will have the meanings as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 10.6                                Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements, the Representative Agreement, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications, and understandings and all prior and contemporaneous oral agreements, arrangements, communications, and understandings, among the parties to this Agreement, the Ancillary Agreements, the Representative Agreement, and the Confidentiality Agreement with respect to the subject matter of this Agreement, the Ancillary Agreements, the Representative Agreement, and the Confidentiality Agreement.  Neither this Agreement nor any Ancillary Agreement will be deemed to contain or imply any restriction, covenant, representation, warranty, agreement, or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none will be deemed to exist or be inferred with respect to the subject matter hereof.  Any oral agreement of the parties or their agents or representatives to the contrary notwithstanding, no party to this Agreement will be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement will have been executed and delivered by all of the parties hereto.

Section 10.7                                No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or will confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement, except as provided in Section 5.11 and Article VIII, and except that (a) any Seller Indemnified Parties that are not parties to this Agreement will be deemed third party beneficiaries hereunder with respect to all rights of the Seller Indemnified Parties hereunder and all obligations of Indemnifying Parties to the Seller Indemnified Parties hereunder, and (b) any Buyer Indemnified Parties that are not parties to this Agreement will be deemed third party beneficiaries hereunder with respect to all rights of Buyer Indemnified Parties hereunder and all obligations of Seller Indemnifying Parties to Buyer Indemnified Parties hereunder.

Section 10.8                                Governing Law.  THIS AGREEMENT AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.

Section 10.9           Submission to Exclusive Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns must be brought and determined in any Delaware State or federal court sitting in Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties further agrees to accept service of process in any manner permitted by such courts.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action, or proceeding in any such court is brought in an inconvenient forum, (ii) the venue or forum of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any such court.

Section 10.10         Disclosure Generally.  Anything in this Agreement or the Disclosure Schedule to the contrary notwithstanding, the information and disclosures contained in any Section of the Disclosure Schedule will be deemed to be disclosed and incorporated by reference in any other Section of the Disclosure Schedule as though fully set forth in such other Section of the Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face.  The fact that any item of information is disclosed in any Section of the Disclosure Schedule will not be construed to mean that such information is required to be disclosed by or under this Agreement.  Such information and the dollar thresholds set forth herein will not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 10.11         Several But Not Joint Liability.  This Agreement will not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect shareholder or member of any party hereto or any officer, director, employee, manager, agent, or representative of any party hereto.  The obligations of the Seller Indemnifying Parties hereunder and contemplated hereby are in all cases several and not joint, and this Agreement will not create or be deemed to create or permit or contemplate any joint liability or obligation on the part of any Seller Indemnifying Parties.

Section 10.12         Assignment; Successors.  Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of Buyer and Representative, as applicable, and any such assignment without such prior written consent will be null and void; provided, however, that Buyer may assign its rights under this Agreement to any Affiliate of Buyer without such prior consent except that no such assignment will limit the assignor’s obligations hereunder; provided further, that Representative may assign its rights under this Agreement and/or under the Representative Agreement without the consent of any other party hereto or to the Representative Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.13         Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.14         Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.15         Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.16         Counterparts.  This Agreement may be executed in two or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.17         Facsimile Signature.  This Agreement may be executed by facsimile or digital (i.e., PDF) signature and such signature will constitute an original for all purposes.

Section 10.18         Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.19         No Presumption Against Drafting Party.  Each party to this Agreement acknowledges that each party has been represented by counsel in connection with this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement or any Ancillary Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above, or have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

COMPANY:

ORS Nasco Holding, Inc., a Delaware corporation

By:
Randall Fojtasek, Chairman

BUYER:

United Stationers Supply Co., an Illinois corporation

By:
Name:
Title:

SELLERS:

MassMutual Corporate Investors

By:
Name:
Title:

MassMutual Participation Investors

By:
Name:
Title:

Signature page to Stock Purchase Agreement

Tower Square Capital Partners II, L.P.

By: Babson Capital Management, LLC,
its Investment Manager

By:
Name:
Title:

Tower Square Capital Partners II-A, L.P.

By: Babson Capital Management, LLC,
its Investment Manager

By:
Name:
Title:

Brazos Equity Fund II, L.P.

By: Brazos Equity GP II, LLC, its general partner

By:
Randall Fojtasek, Authorized Signatory

By:
Jeff Fronterhouse, Authorized Signatory

By:
Patrick McGee, Authorized Signatory

By:
Mike Salim, Authorized Signatory

Signature page to Stock Purchase Agreement

Pershing, LLC as Custodian F/B/O IRA FBO William K. Scheller IRA

By:
William Scheller, Owner

William Scheller

Morgan Stanley DW Inc. C/F Scott Rosenzweig IRA Standard Dated 12/04/06

By:
Scott Rosenzweig, Owner

Scott Rosenzweig

Craig Loos

Pershing, LLC as Custodian F/B/O IRA FBO Larry D. Davis IRA

By:
Larry Davis, Owner

Larry Davis

Gary Laudt

Scott Miller

Jean Cook

Paul Byrnes

Signature Page to Stock Purchase Agreement

Mike Muenzer

Randy Langston

Mark Prox

Mike Denning

Roy Schulz

Alan Kilian

Chet Hood

Heather Riggs

REPRESENTATIVE:

Brazos Equity GP II, LLC, a Texas limited liability company

By:
Randall Fojtasek, Authorized Person

Signature page to Stock Purchase Agreement

EXHIBIT COPY

EXHIBIT A

ESCROW AGREEMENT

This ESCROW AGREEMENT (the “Agreement”), is entered into as of                           , 2007, among United Stationers Supply Co., an Illinois corporation (the “Buyer”), the shareholders, optionholders, and warrantholders of ORS Nasco Holding, Inc., a Delaware corporation (such shareholders, optionholders, and warrantholders being referred to as the “Sellers” and such corporation being referred to as the “Company”), Brazos Equity GP II, LLC, a Texas limited liability company, as representative of the Sellers and other Persons contemplated thereunder (the “Representative”), and Wells Fargo Bank, N.A., a national banking association, as escrow agent (the “Escrow Agent”).  Capitalized terms used herein but not otherwise defined have the meanings ascribed to such terms in the Purchase Agreement.

RECITALS

WHEREAS, a Stock Purchase Agreement dated November 14, 2007 (the “Purchase Agreement”) has been executed by and among Buyer, the Company, the Sellers, and Representative, pursuant to which, among other things, Buyer has agreed to pay into escrow under this Agreement the following sums: (i) $15,000,000 (the “Indemnity Escrow Amount”), and (ii) $1,500,000 (the “Working Capital Escrow Amount”), and the Sellers have agreed to pay into the Indemnity Escrow Fund (as defined herein) to the extent required by Section 2.4 of the Purchase Agreement, all to be disbursed as provided in this Agreement, and

WHEREAS, the parties hereto desire the Escrow Agent to act as Escrow Agent with respect to the Escrow Funds (as hereinafter defined), and the Escrow Agent has agreed so to act.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

GENERAL PROVISIONS

1.             Appointment.  The Escrow Agent is hereby appointed as Escrow Agent to hold and distribute the Escrow Funds in accordance with the terms hereof, and the Escrow Agent hereby accepts such appointment and agrees to act in such capacity in accordance with the terms hereof.

2.             Creation of Escrow Accounts.  Pursuant to the provisions of the Purchase Agreement, on the Closing Date, Buyer will deposit with the Escrow Agent, and the Escrow Agent hereby agrees to accept in its capacity as such, the Indemnity Escrow Amount and the Working Capital Escrow Amount.  As used herein, “Indemnity Escrow Fund” and “Working Capital Escrow Fund” mean, respectively, the Indemnity Escrow Amount and the Working Capital Escrow Amount, together with all net income or net gain resulting from investments of such amount that has not previously been disbursed, and as such amount may be increased or decreased as provided herein and as provided in Section 2.4 of the Purchase Agreement (the Indemnity Escrow Fund and the Working Capital Escrow Fund, collectively, the “Escrow Funds,” and individually, an “Escrow Fund”).

Indemnity Escrow Fund

3.             Disbursements from the Indemnity Escrow Fund for Losses, Maintenance of Accounts, and Final Distribution.

a.             On each occasion on which Buyer determines in good faith that the Buyer Indemnified Parties are entitled to payment of a claim (a “Claim”): (i) for indemnification pursuant to Article VI or Article VIII of the Purchase Agreement after following the procedures set forth in Sections 6.2 or 8.4 of the Purchase Agreement, as applicable, and subject to the limits set forth in Article VI and Article VIII of the Purchase Agreement, as applicable, or (ii) for a Purchase Price Deficiency, after following the procedures set forth in Section 2.4 of the Purchase Agreement, and subject to the limits set forth in Section 2.4 and Article VIII of the Purchase Agreement, then Buyer and/or Representative, as applicable, may deliver to the Escrow Agent and Representative a written request for the payment of such amount (a “Claim Notice”), which request will identify in reasonable detail the facts and circumstances with respect to the subject matter of such Claim, the amount or method of computing the amount of the Losses, and such other information as Representative may reasonably request.

b.             If, (i) within 30 days after Buyer’s delivery of a Claim Notice to both the Escrow Agent and Representative pursuant to Section 3(a), Representative does not notify the Escrow Agent and Buyer in writing that Representative objects in good faith to a Claim that Representative has not signed (a “Claim Objection”), which objection will identify in reasonable detail the reasons for the objection, or (ii) a Claim Notice is delivered jointly by Buyer and Representative, the Escrow Agent will promptly disburse amounts from the Indemnity Escrow Fund to Buyer in the amount requested in such Claim Notice.

c.             If within 30 days after Buyer’s delivery of a Claim Notice pursuant to Section 3(a), Representative delivers to the Escrow Agent and Buyer a Claim Objection, the Escrow Agent will not disburse the amount requested in the Claim Notice, or the disputed portion thereof, as the case may be, pending either: (i) receipt by the Escrow Agent of joint written instructions from Buyer and Representative specifying the agreement of the parties as to the action to be taken with respect to such Claim (“Indemnity Payment Instructions”), or (ii) receipt by the Escrow Agent of a notice from Buyer or Representative stating that such dispute has been submitted to a court of competent jurisdiction or to binding arbitration for judgment, and that a final judgment or arbitral decision with respect to such matters has been rendered, which notice will be accompanied by a copy of a final, non-appealable order of the court or binding arbitral award pursuant to which such court or arbitral body has determined whether and to what extent Buyer is entitled to the amount requested in such Claim Notice, and a statement by the submitting party that such decision is final and non-appealable (such notice, decision, or statement, as applicable, an “Indemnity Determination Order”).  A copy of any Indemnity Determination Order will also be sent by Buyer or Representative, as the case may be, to the other party concurrently with the delivery thereof to the Escrow Agent.  If, within 15 days after the submitting party’s delivery of an Indemnity Determination Order, the other party does

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not notify the Escrow Agent in writing (with a copy to the submitting party) that it has grounds for challenging the Indemnity Determination Order, which notice will identify in reasonable detail the basis for the challenge, the Escrow Agent will act in accordance with Section 3(d).

d.             If the Escrow Agent has received Indemnity Payment Instructions or an Indemnity Determination Order (and, with respect to an Indemnity Determination Order, the designated period for challenge thereof as referred to in Section 3(c) has lapsed), and if such Indemnity Payment Instructions or Indemnity Determination Order indicate that Buyer is entitled to payment in respect of all or any portion of a Claim, then the Escrow Agent will promptly disburse from the Indemnity Escrow Fund to Buyer (acting for itself or other Buyer Indemnified Parties, as applicable) amounts due to Buyer as indicated in such Indemnity Payment Instructions or Indemnity Determination Order.  If such Indemnity Payment Instructions or Indemnity Determination Order indicate that Buyer is not entitled to all or any portion of the amount of the Claim, then the Escrow Agent will hold the amount to which Buyer is not entitled in accordance with the terms of this Agreement until such amounts are to be disbursed: (i) pursuant to Section 3(f), (ii) to Buyer in respect of another Claim pursuant to this Section 3, or (iii) upon the receipt of joint written instructions from Buyer and Representative.

e.             For purposes of the Indemnity Escrow Fund, each Seller will be deemed to own initially a portion of the Indemnity Escrow Fund equal to the portion of the total amount contributed with respect to him or it to the Indemnity Escrow Fund.  Each Seller will be deemed to own an account in the Indemnity Escrow Fund equal to the portion of Indemnity Escrow Fund owned by such Seller either initially or from time to time thereafter.  If it is determined in accordance with the Purchase Agreement and this Section 3 that the Buyer Indemnified Parties are entitled to payment from the Indemnity Escrow Fund for a Claim brought with regard to any Seller’s breach of a representation or warranty contained in Part A of Article III of the Purchase Agreement, or any Seller’s breach of a covenant under the Purchase Agreement, or any Seller’s breach of a representation, warranty, covenant, or obligation as to itself contained in any Ancillary Agreement, then the Escrow Agent will be deemed to have drawn the funds to be paid to the Buyer Indemnified Parties for such Loss only from the account of such breaching Seller Indemnifying Party, and such breaching Seller Indemnifying Party’s account will be deemed diminished by such amount.  If it is determined in accordance with the Purchase Agreement and this Section 3 that the Buyer Indemnified Parties are entitled to payment for any other Claim, then the Escrow Agent will be deemed to have drawn the funds for such claim from the account of each Seller proportionately according to his or its initial contributions to the Indemnity Escrow Fund, and each such account will be deemed diminished by such proportionate amount.  If there are not sufficient funds in the account of a Seller to pay its pro rata share in accordance with the preceding sentence, then the Escrow Agent will be deemed to have drawn the shortfall from the accounts of the remaining Sellers proportionately according to their initial contributions to the Indemnity Escrow Fund, and each such account will be deemed diminished accordingly, and Representative will be entitled to recover from the Seller whose account was deficient in order to reimburse the other Sellers in accordance with the Representative Agreement.

f.              At the date that is six months from the Closing Date, the Escrow Agent will pay and distribute any and all of the then outstanding amount of the Indemnity Escrow Fund in excess of $8,000,000 according to instructions from Representative, unless any Claims theretofore made are then still pending and unresolved, in which case assets representing an

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amount equal to but not exceeding the amounts of such Claims, plus $8,000,000, will be retained by the Escrow Agent (the “Retained Amount”).  At the date that is 30 days after completion of the audited financial statements of the Company and its Subsidiaries for 2008 (but in no event later than April 30, 2009), the Escrow Agent will pay and distribute any and all of the then outstanding amount of the Indemnity Escrow Fund in excess of $4,000,000 according to instructions from Representative, unless any Claims theretofore made are then still pending and unresolved, in which case assets representing an amount equal to but not exceeding the amounts of such Claims, plus $4,000,000, will be the Retained Amount.  At the date that is two years from the Closing Date, if any Claims theretofore made are then still pending and unresolved, then assets representing an amount equal to but not exceeding the amounts of such Claims will be the Retained Amount, and the balance will be paid according to instructions from Representative.  The Escrow Agent will thereafter release from the Indemnity Escrow Fund to the party entitled thereto all or a portion of the Retained Amount according to instructions from such party as and when the Escrow Agent receives Indemnity Payment Instructions or an Indemnity Determination Order (and, with respect to an Indemnity Determination Order, the designated period for challenge thereof as referred to in Section 3(c) has lapsed), as applicable, relating to certain or all such Claims.

Working Capital Escrow Fund

4.             Disbursement from Working Capital Escrow Fund Upon Final Determination of Purchase Price and Final Disbursement.  The Escrow Agent will hold amounts in the Working Capital Escrow Fund pending either: (i) receipt by the Escrow Agent of joint written instruction from Buyer and Representative specifying the agreement of the parties with respect to payments from the Working Capital Escrow Fund following adjustment of the Purchase Price pursuant to the Purchase Agreement (the “Purchase Price Payment Instructions”), or (ii) receipt by the Escrow Agent of a notice from Buyer or Representative stating that the Purchase Price adjustment has been submitted to binding arbitration by the Reviewing Accountant and that a final determination with respect to such matters has been rendered, which notice will be accompanied by a copy of the decision of the Reviewing Accountant specifying the amount to be paid to Buyer or Representative, as the case may be, with regard to the Purchase Price adjustment, and a statement by the submitting party that such decision is final and non-appealable (such notice, decision, and statement collectively, a “Purchase Price Determination Order”).  A copy of such Purchase Price Determination Order will also be sent by Buyer or Representative, as the case may be, to the other party concurrently with the delivery thereof to the Escrow Agent.  If, within 15 days after the submitting party’s delivery of a Purchase Price Determination Order, the other party does not notify the Escrow Agent in writing (with a copy to the submitting party) that it has grounds for challenging the Purchase Price Determination Order, which notice will identify in reasonable detail the basis for the challenge: (i) if there is a Purchase Price Surplus, the Escrow Agent will pay all amounts in the Working Capital Escrow Fund as directed by Representative, and (ii) if there is a Purchase Price Deficiency, the Escrow Agent will pay to Buyer the amount of the Purchase Price Deficiency from the Working Capital Escrow Fund (and, if applicable, from the Indemnity Escrow Fund as provided in Section 3 above), and distribute the remaining amount of the Working Capital Escrow Fund, if any, as directed by Representative.

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5.             Accounts in the Working Capital Escrow Fund.  For purposes of the Working Capital Escrow Fund, each Seller will be deemed to own initially a portion of the Working Capital Escrow Fund equal to the portion of the total amount contributed with respect to him or it to the Working Capital Escrow Fund.  Each Seller will be deemed to own an account in the Working Capital Escrow Fund equal to portion of the Working Capital Escrow Fund owned by such Seller either initially or at any time thereafter.  If it is determined pursuant to the Purchase Agreement and Section 4 immediately above that Buyer is entitled to payment from the Working Capital Escrow Fund, then the Escrow Agent will be deemed to have drawn the funds for such payment from the account of each Seller proportionately according to the initial contributions with respect to each of them to the Working Capital Escrow Fund, and each account will be deemed diminished by such proportionate amount.

Escrow Agent

6.             Duties of the Escrow Agent.

a.             The Escrow Agent will (i) keep all cash and investments in each Escrow Fund in one or more accounts conspicuously marked on the records of the Escrow Agent, as “Indemnity Escrow Fund for the benefit of United Stationers Supply Co. and Brazos Equity GP II, LLC, as agent,” “Working Capital Escrow Fund for the benefit of United Stationers Supply Co. and Brazos Equity GP II, LLC, as agent,” as applicable, together with the account numbers thereof, and (ii) give such further assurances as Buyer and Representative may reasonably request in order to ensure that the Escrow Agent is in compliance with the provisions of this Agreement.

b.             The duties of the Escrow Agent hereunder are only such as are specifically set forth in this Agreement, such duties being purely ministerial in nature, and no other duties or obligations will be read into this Agreement against the Escrow Agent.  The Escrow Agent will not be responsible for any other agreement referred to herein, or for determining or compelling compliance therewith, and will not otherwise be bound thereby.  IN NO EVENT WILL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

c.             The Escrow Agent will be entitled to rely upon any order, judgment, certification, demand, notice, instrument, or other writing delivered to the Escrow Agent hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity thereof.  The Escrow Agent may act in reliance upon any instrument or signature believed in good faith by the Escrow Agent to be genuine and may assume in good faith that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

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d.             The Escrow Agent may act pursuant to the advice of counsel of its own choice with respect to any matter relating to this Agreement and will not be liable and will have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with such written advice.

e.             In the event of any disagreement between Buyer and Representative resulting in adverse claims or demands being made in connection with any portion of the Escrow Funds, or in the event that the Escrow Agent in good faith is in doubt as to what action the Escrow Agent should take hereunder with respect to any portion of the Escrow Funds, the Escrow Agent will retain such portion of the Indemnity Escrow Fund or the Working Capital Escrow Fund, as applicable, until the Escrow Agent will have received Purchase Price Payment Instructions, a Purchase Price Determination Order, Indemnity Payment Instructions, or an Indemnity Determination Order, as applicable, directing delivery of any Escrow Funds (and with respect to a Purchase Price Determination Order or an Indemnity Determination Order, the designated period for challenge thereof as referred to herein has lapsed), in which event the Escrow Agent will disburse the Escrow Funds in accordance therewith.  The Escrow Agent will have the option, after 30 days’ written notice to the other parties of its intention to do so, to file an action in interpleader requiring the parties to answer and litigate any claims and rights among themselves.

7.             Resignation and Removal of the Escrow Agent.  The Escrow Agent, and any successor Escrow Agent, may resign at any time as Escrow Agent hereunder by giving at least 60 days’ prior written notice to Buyer and Representative.  Upon such resignation and the appointment of a successor Escrow Agent, the obligations and duties of the resigning Escrow Agent will terminate.  Upon their receipt of notice of resignation from the Escrow Agent, Buyer and Representative will use reasonable efforts jointly to designate a successor Escrow Agent.  In the event Buyer and Representative do not agree upon a successor Escrow Agent within 60 days after the receipt of such notice, the Escrow Agent so resigning may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief and any such resulting appointment will be binding upon the parties hereto.  The Escrow Agent may be removed, with or without cause, by 10 days’ written notice to the Escrow Agent from both Buyer and Representative.  The Escrow Agent or successor Escrow Agent will continue to act as Escrow Agent until a successor is appointed and qualified to act as Escrow Agent in accordance with this Section 7.

8.             Compensation.  The Escrow Agent will receive as compensation for the performance of its duties as such hereunder an annual administrative fee as set forth on Exhibit A, together with reimbursement for all reasonable expenses, disbursements, and advances incurred or made by the Escrow Agent in the performance of its duties hereunder (including reasonable fees and expenses of counsel), provided, that no such payments will be made out of the Escrow Funds other than as specifically set forth in the second to last sentence of this Section 8.  The Escrow Agent will receive reimbursement upon written request to Buyer and Representative, who will each pay a portion of such expenses in the same proportion as each pays a portion of the annual administrative fee.  The Escrow Agent will have, and is hereby granted, a prior lien upon any Escrow Funds that are to be disbursed to Buyer or Representative with respect to such party’s share of the Escrow Agent’s unpaid fees, non-reimbursed expenses, and unsatisfied indemnification rights, superior to the interests of any other persons or entities.

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The Escrow Agent will be entitled and is hereby granted the right to set off and deduct from any amount that is to be distributed to Buyer or Representative in accordance with this Agreement any unpaid fees, non-reimbursed expenses, and unsatisfied indemnification rights.  Notwithstanding the foregoing, Buyer and Representative will be jointly and severally liable for all amounts payable to the Escrow Agent pursuant to this Section 8.

9.             Instructions.  Buyer and Representative will each execute and deliver to the Escrow Agent a certificate of incumbency in substantially the form of Exhibit A for the purpose of establishing the identity of the representatives of Buyer and Representative entitled to issue instructions or directions to the Escrow Agent on behalf of each such party.  In the event of any change in the identity of such representatives, a new certificate of incumbency will be executed and delivered to the Escrow Agent by the appropriate party.  Until such time as the Escrow Agent will receive a new incumbency certificate, the Escrow Agent will be fully protected in relying without inquiry on any then current incumbency certificate on file with the Escrow Agent.

10.           Indemnification.  Buyer and Representative will jointly and severally indemnify, defend, and hold harmless the Escrow Agent from and against all losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees and expenses) that the Escrow Agent may incur by reason of its acting as Escrow Agent under this Agreement, except to the extent such loss, liability, damage, cost, or expense is finally determined to have been caused by the gross negligence or willful misconduct of the Escrow Agent.  The obligations of Buyer and Representative under this Section 10 will survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

11.           Escrow Agent to Provide Status of Accounts.  Upon request of Representative or Buyer with respect to the Indemnity Escrow Fund, and at the time of any distribution from the Indemnity Escrow Fund, the Escrow Agent will provide written confirmation to Buyer and Representative of the amount in each account within the Indemnity Escrow Fund as of the time of the request or distribution, and the portion of such amount in each account which represents earnings from the investment of monies in the Indemnity Escrow Fund.

12.           Contribution.  If at any time either Buyer or Representative has paid the Escrow Agent more than 50% of the Aggregate Escrow Agent Payments (as defined below), then such party (the “Excess Payor”) will be entitled to contribution from the other party (the “Under Payor”) for an amount (the “Contribution Amount”) equal to the amount by which the Excess Payor’s payments to the Escrow Agent pursuant to Sections 8 and 10, as of such time and after giving effect to any Contribution Amounts previously received by the Excess Payor from the Under Payor, exceed 50% of the Aggregate Escrow Agent Payments.  “Aggregate Escrow Agent Payments” means, as of any date, the aggregate amount of all payments made by Buyer and Representative to the Escrow Agent pursuant to Sections 8 and 10.  The Excess Payor may deliver to the Under Payor a written demand for such contribution at any time, and upon receipt of such demand the Under Payor will immediately pay the other party the Contribution Amount.

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Miscellaneous

13.           Compliance with Procedures.  In the event any party fails to comply with the procedures set forth in the Purchase Agreement, then the Buyer Indemnified Parties or Seller Indemnifying Parties, as applicable, will have all rights, defenses, and remedies provided for in the Purchase Agreement relating to such failure to comply notwithstanding the terms and provisions of this Agreement.

14.           Termination.  This Agreement will terminate on the date on which the entire amount in the Indemnity Escrow Fund and Working Capital Escrow Fund will have been disbursed in accordance with this Agreement.

15.           Distribution by Representative.  Any monies distributed for the benefit of the Sellers will be distributed by the Escrow Agent according to instructions from Representative.  In the event Representative receives any monies from an Escrow Fund, then Representative will distribute such funds to the Sellers according to the amounts in their accounts in such Escrow Fund, subject to the provisions of Representative Agreement, and subject to any reimbursement due to any Seller as provided in the last sentence of Section 3(e).  Any such funds received by Representative will be received by Representative only in its capacity as agent for the Sellers and, for income tax purposes, such funds will be deemed received by the Sellers according to the amounts in their accounts in such Escrow Fund.

16.           Investments.  Upon joint written instructions from Buyer and Representative, the Escrow Agent will invest and reinvest any cash in each Escrow Fund in any one of the following investments: (a) direct obligations of or obligations guaranteed by the United States of America, (b) repurchase agreements collateralized by investments in clause (a) above, (c) commercial paper rated A-1 or better by Standard & Poor’s Corporation or Prime-1 by Moody’s Investors Services, Inc., (d) certificates of deposit issued by commercial banks of the United States having assets in excess of $500,000,000, or (e) such other investments as may be mutually agreed upon by Buyer and Representative (“Permitted Investments”), provided, that in any case, any investments will be with such maturities as Buyer and Representative may determine are compatible with the payments which may be required from the applicable Escrow Fund hereunder.  In the event that the Escrow Agent does not receive directions to invest funds held in an Escrow Fund, such funds will remain uninvested.  The Escrow Agent acknowledges that it has no interest in any cash or investments held in the Escrow Funds from time to time, and further acknowledges that the Escrow Funds are to be held for the benefit of Buyer (for itself and on behalf of the Buyer Indemnified Parties) and Representative (as agent for the Sellers).  The Escrow Agent will have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investments or reinvestments made in accordance with any provision hereof.  Income earned by an Escrow Fund will accrue and become part of such Escrow Fund.  In connection with making any payment pursuant to this Agreement, the Escrow Agent will have the absolute right to sell or divest any Permitted Investments.

17.           Income and Taxes.

a.             All net income or net gain from investments of the Escrow Funds will, for income tax purposes, be considered as income of the Sellers for income tax purposes, and will be deemed deposited to their accounts in the Escrow Funds from time to time.  The Escrow Agent will provide to Buyer and Representative a monthly statement with respect to any earnings,

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disbursements and losses during the period covered by the statement, and will issue Forms 1099 to the Sellers with respect to income deemed earned by them, to the extent required by the Internal Revenue Code of 1986, as amended.  The Escrow Agent will also provide such additional information to Representative and/or Buyer as reasonably requested by either of them from time to time.

b.             Representative, Buyer, and each Seller will provide the Escrow Agent with their respective taxpayer identification numbers and/or with any other information reasonably requested by the Escrow Agent in connection with any required reporting to any taxing authority.  The parties acknowledge that the failure to so provide such forms or information may prevent or delay disbursements from the Escrow Funds and may also result in the assessment of a penalty and the Escrow Agent’s being required to withhold tax on any interest or other income earned on the Escrow Funds.  Any payments of income will be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable.

18.           Representative.  The Representative Agreement provides that Representative has the full power and authority to give and receive all notices, instructions, and directions, and make all decisions and otherwise act, on behalf of the Sellers under this Agreement.

19.           Amendment and Modification.  This Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by all of the parties affected by such amendment, modification, or change, and otherwise as expressly set forth herein, unless otherwise provided in this Agreement or the Representative Agreement.

20.           Waiver.  No failure or delay of any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of any party to any such waiver will be valid only if set forth in a written instrument executed and delivered by such party if an individual, and otherwise by a duly authorized officer on behalf of such party.

21.           Notices.  All notices and other communications hereunder will be in writing and will be deemed duly given: (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder will be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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(a)           if to Buyer, to:

United Stationers Supply Co.

One Parkway North, Suite 100

Deerfield, IL 60015
Attention:  General Counsel
Facsimile:  (847) 627-7087

if to any Seller or Representative, then to Representative, to:

Brazos Equity GP II, LLC
100 Crescent Court, Suite 1777
Dallas, TX 75201
Attention:  Randall Fojtasek
Facsimile:  (214) 756-6505

with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue, Suite 1100
Dallas, TX  75201
Attention:  Harlan P. Cohen
Facsimile:  (214) 698-3400

if to the Escrow Agent, to:

Wells Fargo Bank, N.A.

1445 Ross Avenue, Suite 210

MACT5303-022

Dallas, Texas 75202

Attention:  Nancye Patterson, Corporate Trust & Escrow Services

Facsimile:  (214) 777-4086

22.           Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

23.           Jurisdiction, Submission to Jurisdiction.  Each of the parties agrees that exclusive jurisdiction over any legal action or proceeding arising out of this Agreement will reside in any Delaware State or federal court sitting in Delaware, and each of the parties hereby submits to the jurisdiction of the aforesaid courts for itself and with respect to its property with regard to any action or proceeding arising out of this Agreement and the transactions contemplated hereby.  Each of the parties further agrees to accept service of process in any manner permitted by such courts.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of this Agreement or the transactions contemplated hereby: (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the

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failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by law, that: (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue or forum of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any such court.

24.           Assignment, Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of Buyer and Representative, and any such assignment without such prior written consent will be null and void, provided, however, that Buyer may assign this Agreement to any Affiliate of Buyer without the prior consent of the other parties, provided further, that Representative may assign any of its rights under this Agreement to any of its Affiliates without the consent of Buyer, provided still further, that no assignment will limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective heirs, successors, and assigns.  The foregoing notwithstanding, no assignment of the interests of any of the parties hereto will be binding on the Escrow Agent unless and until written notice of such assignment will be delivered to and acknowledged by the Escrow Agent.

25.           Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

26.           Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained herein.

27.           Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

28.           Counterparts.  This Agreement may be executed in two or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

29.           Facsimile Signature.  This Agreement may be executed by facsimile or digital (i.e., PDF) signature, and a facsimile or digital signature will constitute an original for all purposes.

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[The remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, each party has executed this Escrow Agreement or caused this Agreement to be duly executed on its behalf by its duly authorized officers as of the date first written above.

BUYER:

United Stationers Supply Co., an Illinois corporation

By:
Name:
Title:

REPRESENTATIVE:

Brazos Equity GP II, LLC
a Texas limited liability company

By:

SELLERS:

The undersigned hereby accepts the terms and provisions of the foregoing Escrow Agreement and agrees to accept, hold, deal with, and dispose of any property comprising the Escrow Funds in accordance with the foregoing Escrow Agreement.

ESCROW AGENT:

Wells Fargo Bank, N.A., as Escrow Agent

By:
Name:
Title:

14

EXHIBIT A

Escrow Agent Fees and Expenses

See attached.

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EXHIBIT B

Certificate of Incumbency

The undersigned, the                                  of                                 , hereby certifies that the following named officer is duly appointed, qualified and acting in the capacity set forth opposite his or her name, and the following signature is the true and genuine signatures of said officer.

Name	Title	Signature

Such officer is hereby authorized to furnish the Escrow Agent with directions relating to any matter concerning this Escrow Agreement and the funds and/or property held pursuant thereto.

IN WITNESS WHEREOF,                                has caused this Certificate of Incumbency to be executed by its officer duly authorized this          day of                     , 2007.

By:
Name:
Title:

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EXHIBIT COPY

EXHIBIT B

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (this “Agreement”) is entered into as of                           , 2007, by and between ORS Nasco Holding, Inc., a Delaware corporation (the “Company”), and                             , an individual (the “Selling Stockholder”).

W I T N E S S E T H:

WHEREAS, the Selling Stockholder has been actively involved in the business of the Company, and/or a Subsidiary (as defined in Section 1(a)), as an employee, officer, stockholder, optionholder, warrantholder, and/or member of the Board of Directors of the Company and/or a Subsidiary, as applicable;

WHEREAS, United Stationers Supply Co., Inc., an Illinois corporation (“Buyer”) has agreed to purchase all of the outstanding shares of capital stock of the Company (the “Shares”) pursuant to a Stock Purchase Agreement dated as of the date hereof, by and among Buyer, the Company, the Selling Stockholder and others (the “Purchase Agreement”);

WHEREAS, Buyer has agreed to pay for the cancellation of the Options and the Warrants (as each such term is defined in Section 4);

WHEREAS, the Selling Stockholder is employed by the Company or a Subsidiary;

WHEREAS, the involvement by the Selling Stockholder in a business in competition with the Company would diminish the value of the Shares to be purchased by Buyer and the value to the Buyer associated with the cancellation of the Options and the Warrants; and

WHEREAS, as an inducement to Buyer to consummate its purchase of the Shares and payment of the cancellation of the Options and the Warrants, the Selling Stockholder has agreed not to compete with the Company and to refrain from making disclosures to the extent set forth below.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

Section 1.                                            Nonsolicitation and Noncompetition.  In consideration of entering into the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Selling Stockholder, including, but not limited to, the receipt of that portion of the Purchase Price (as defined in the Purchase Agreement) attributable to the payment of the Shares and/or the cancellation of the Options and the Warrants, the Selling Stockholder agrees as follows:

(a)           Except with the prior written approval of the Board of Directors of the Company (the “Board”), during the Selling Stockholder’s employment with the Company or a Subsidiary, as applicable (the “Employment Period”), and for two (2) years after the termination or expiration of the Employment Period or during any time the Selling Stockholder is receiving severance payments under a written employment agreement with the Company or a Subsidiary, the Selling Stockholder shall not, directly or indirectly (i) solicit, persuade or induce any then current employee of the Company or any of its direct or indirect subsidiaries (the “Subsidiaries” and each, a “Subsidiary”) to terminate his or her employment with the Company or any of the Subsidiaries or to become employed or otherwise engaged for compensation by any party other than the Company or any of its Subsidiaries; (ii) approach any such employee for any of the foregoing purposes; or (iii) cause or assist in the taking of or knowingly authorize such actions by any third party; provided, however, that nothing in this Section 1(a) shall prohibit the placing of any advertisement of employment in any publication of general circulation not specifically directed at such employees; and

(b)           The Selling Stockholder acknowledges and agrees that the nature of his responsibilities for the Company and/or its Subsidiaries, as applicable, and of the confidential information and proprietary data to which he will receive access during his employment with the Company or a Subsidiary, as applicable, will render it impossible for him to perform in a similar capacity for a competitor, even in good faith, without utilizing and drawing upon such confidential information and proprietary data.  Accordingly, during the Employment Period and for (A) two (2) years after the expiration of the Employment Period or termination of the Selling Stockholder’s employment if terminated by the Company or a Subsidiary, as applicable, for Cause (as defined in Section 4) or by the Selling Stockholder without Good Reason (as defined in Section 4), or (B) a period of [twelve or eighteen per the Selling Stockholder’s employment agreement] months after termination of the Selling Stockholder’s employment if terminated by the Company or a Subsidiary, as applicable, without Cause, by the Selling Stockholder with Good Reason, or due to the Selling Stockholder’s Permanent Disability (as defined in Section 4), the Selling Stockholder shall not, directly or indirectly, (w) engage in, (x) make any financial investment in, (y) become employed by, or (z) render consulting, advisory or other similar services to or for, in each case any person or other business enterprise (other than Buyer, the Company, the Subsidiaries and their affiliates) having or operating a business that is engaged in wholesale distribution of industrial supplies for use in the industrial, welding, oilfield, safety, electrical, construction, heating/ventilation/air conditioning, maintenance/repair/ operations, plumbing, janitorial/sanitation and rental markets, that competes with the Company or any Subsidiary within any state in which the Company or any Subsidiary conducts business (any of the foregoing activities being referred to herein as “Competitive Activities”).  The foregoing covenant regarding Competitive Activities shall not be construed to preclude the Selling Stockholder from making any investments in the securities of any company, whether or not engaged in competition with the Company or any Subsidiary, to the extent that such securities are traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and such investment does

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not exceed five percent (5%) of the issued and outstanding shares of such company or give the Selling Stockholder the right or power to control or participate directly in making the policy decisions of such company.

Section 2.                                            Non-Disclosure.  During the Employment Period, the Selling Stockholder will have access to and become acquainted with confidential information and proprietary data of the Company and its Subsidiaries, including but not limited to technical data, future business plans, customer and prospective customer requirements, marketing techniques and procedures, and information of customers and other third parties to whom the Company and/or a Subsidiary owes a duty of non-disclosure.  Neither the Company nor any Subsidiary shall be required to advise the Selling Stockholder specifically of the confidential nature of any such information, nor shall the Company or any Subsidiary be required to affix a designation of confidentiality to any tangible item, in order to establish and maintain its confidential nature.  Confidential information and proprietary data shall include the work product of the Selling Stockholder developed in furtherance of, during the working hours of, or utilizing resources available in connection with, the Selling Stockholder’s employment with the Company or any Subsidiary, as applicable.  During and following the Selling Stockholder’s employment by the Company or any Subsidiary, as applicable, the Selling Stockholder shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such confidential information or proprietary data of the Company or any of its Subsidiaries, except to the extent authorized in writing by the Board or required by any court or administrative agency, other than to an employee of the Company or any of its Subsidiaries, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Selling Stockholder of his duties as an employee of the Company or a Subsidiary, as applicable.  Confidential information shall not include any information known generally to the public.  All records, files, documents and materials, or copies thereof, relating to the Company’s or any of its Subsidiaries’, business which the Selling Stockholder shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company or any of its Subsidiaries, as the case may be, and shall be promptly returned by the Selling Stockholder to the Company or such Subsidiary, as applicable, upon termination of the Selling Stockholder’s employment with the Company or a Subsidiary, as applicable.

Section 3.                                            Injunctive/Equitable Relief.  The Selling Stockholder hereby acknowledges and agrees that damages will not be an adequate remedy for the Selling Stockholder’s breach of any of the covenants contained in Section 1 or Section 2 and that but for the agreements contained in Section 1 and Section 2, the Company would not enter into this Agreement.  The Selling Stockholder further agrees that the Company shall be entitled to obtain appropriate injunctive and/or equitable relief for any such breach.

Section 4.                                            Definitions.

(a)              “Cause” shall mean (i) the Selling Stockholder’s conviction or plea of nolo contendere in respect of any felony or crime of moral turpitude, (ii) the Selling Stockholder’s material breach of his obligations under a written employment agreement with the Company or a Subsidiary without the same being corrected within thirty (30) days after the Company or Subsidiary, as applicable, gives written notice thereof to the

3

Selling Stockholder, (iii) the Selling Stockholder’s willful refusal to perform his duties under such employment agreement or under any lawful direction of the Board (consistent with such employment agreement) including, but not limited to, any performance standards, financial terms or budgetary limits established by the Board from time to time (provided that such conduct remains uncured or is repeated at any time following the expiration of thirty (30) days after the Company or Subsidiary, as applicable, gives written notice thereof to the Selling Stockholder), or (iv) a reasonable conclusion by the Board that the Selling Stockholder has engaged in any act of fraud.

(b)           “Good Reason” shall mean (i) any material breach by the Company or a Subsidiary, as applicable, of any written employment agreement with the Selling Stockholder without the same being corrected within thirty (30) days after the Selling Stockholder gives written notice thereof to the Company or Subsidiary, as applicable, (ii) any material reduction by the Company or Subsidiary, as applicable, of the Selling Stockholder’s duties, responsibilities, or authority under such employment agreement or the assignment of duties, responsibilities, or authority to the Selling Stockholder that are materially inconsistent with the Selling Stockholder’s employment position without the same being corrected within thirty (30) days after the Selling Stockholder gives written notice thereof to the Company or Subsidiary, as applicable, (iii) relocation of the principal executive offices of the Company or Subsidiary, as applicable, to a location more than 200 miles from the current location in                               , or (iv) a reduction in the Selling Stockholder’s base salary.   Notwithstanding the foregoing, the Selling Stockholder must give written notice of his intention to terminate his employment for Good Reason within thirty (30) days after the occurrence of any act or omission that he believes constitutes Good Reason.

(c)           “Options” has the meaning set forth for such term in the Purchase Agreement.

(d)           “Permanent Disability” means any illness or physical or mental disability, incapacity or condition (from any cause or causes whatsoever) as the result of which the Selling Stockholder becomes qualified to receive long-term disability benefits or the equivalent under a plan or program providing such benefits maintained by the Company or any Subsidiary with which the Selling Stockholder is employed.  In the event the Company or such Subsidiary does not maintain a plan or program of long-term disability benefits or the equivalent, then Permanent Disability shall mean any such illness, disability, incapacity or condition that, in the written opinion of a medical expert reasonably acceptable to the Board, renders the Selling Stockholder unable in any material respect to perform his employment duties as assigned by a senior executive officer of the Company or Subsidiary, as applicable, or the Board, with or without reasonable accommodation, for more than one hundred eighty (180) days in any three hundred sixty (360) day period.

(e)           “Warrants” has the meaning set forth for such term in the Purchase Agreement.

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Section 5.                                            Notices.  Any notice, request, consent or communication (collectively a “Notice”) under this Agreement shall be effective only if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (iv) faxed, with receipt confirmed, addressed as follows:

(a)	If to the Selling Stockholder:

Fax:

with a copy to:

Fax:

(b)	If to the Company:

ORS Nasco Holding, Inc.
c/o United Stationers Supply Co., Inc.
One Parkway North, Suite 100
Deerfield, Illinois 60015
Attention: General Counsel
Fax: (847) 627-7087

or such other persons or addresses as shall be furnished in writing by any party to the other party.  A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) five (5) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the fax is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

Section 6.                                            Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Selling Stockholder.  The Selling Stockholder

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hereby acknowledges, consents and ratifies any future assignment of this Agreement by the Company to its successors and assigns.

Section 7.                                            Severability.  The Company and the Selling Stockholder believe the covenants against competition contained in this Agreement are reasonable and fair in all respects, and are necessary to protect the interests of the Company.  However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

Section 8.                                            Governing Law.  This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of [state of residence], without regard to principles of conflicts of law of [state of residence] or any other jurisdiction.

Section 9.                                            Neutral Interpretation.  This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

Section 10.                                      Waiver of Compliance; Consents.  Any failure of the Selling Stockholder to comply with any obligation, covenant, agreement or condition herein may be waived only in writing by the Company, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Whenever this Agreement requires or permits consent by or on behalf of the Company, any such written consent given by the Company shall be deemed given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.  No notice to or demand on the Selling Stockholder in any case shall entitle the Selling Stockholder to any other or further notice or demand in related or similar circumstances requiring such notice.

Section 11.                                      Employment of the Selling Stockholder. Nothing in this Agreement shall constitute an agreement by, or shall impose any obligation upon, the Company or any Subsidiary to employ, or to continue to employ, the Selling Stockholder, or shall constitute an agreement by, or shall impose any obligation upon, the Company or any Subsidiary with respect to the terms and conditions of employment of the Selling Stockholder, if any, and will not limit or restrict, in any manner, the right or ability of the Company or any Subsidiary, as applicable, to terminate the Selling Stockholder; provided, however, that the foregoing will not limit any rights held by or benefits owed to the Selling Stockholder under any written

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employment agreement between the Company or a Subsidiary, as applicable, and the Selling Stockholder.

Section 12.                                      Miscellaneous.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and may not be modified orally, but only by a writing subscribed by the party charged therewith.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.  This Agreement supersedes all prior agreements and understandings (whether oral or written) between the parties with respect to such subject matter.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

COMPANY:

ORS NASCO HOLDING, INC.

By:
Name:
Title:

SELLING STOCKHOLDER:

Name:

8

EXHIBIT COPY

EXHIBIT C

REPRESENTATIVE AGREEMENT

                This Representative Agreement (the “Agreement”) is made and entered into as of                       , 2007 among Brazos Equity GP II, LLC, a Texas limited liability company (the “Representative”), the Shareholders, Optionholders, and Warrantholders of ORS Nasco Holding, Inc., a Delaware corporation (such Shareholders, Optionholders, and Warrantholders being referred to as the “Sellers,” and such company being referred to as the “Company”), all of whom (except Representative) are entitled to a payment as a result of the sale of all of the Company’s shares under the Purchase Agreement (as defined below).  All capitalized terms used herein but not otherwise defined will have the meanings ascribed to them in the Purchase Agreement.

R E C I T A L S

WHEREAS, the Company, the Sellers, Representative (as representative of the Sellers), and United Stationers Supply Co., an Illinois corporation (the “Buyer”), have executed a Stock Purchase Agreement dated as of November 14, 2007 (the “Purchase Agreement”),

WHEREAS, the Purchase Agreement provides for the sale of all outstanding Shares of the Company,

WHEREAS, the Purchase Agreement provides that all outstanding Options and Warrants held by the Optionholders and Warrantholders will be cancelled and the Optionholders and Warrantholders will receive consideration for such cancellation,

WHEREAS, the Purchase Agreement provides for Escrows to be established to secure certain indemnification obligations under the Purchase Agreement and to provide for the payment for any working capital adjustment pursuant thereto, with each of the Sellers to contribute a portion of the amounts to be held under such Escrow,

WHEREAS, the Purchase Agreement provides that Representative will act as the agent and representative of the Sellers under and in connection with the Purchase Agreement for the purposes of completing certain mechanics of the transactions thereunder, dealing with the Escrows, and acting on behalf of the Seller Indemnifying Parties following the Closing,

WHEREAS, each Seller has acknowledged that he or it will benefit from the closing of the transactions under the Purchase Agreement and such person or entity is therefore entering into this Agreement in consideration for the consummation of the transactions contemplated by the Purchase Agreement by the parties thereto and the execution and delivery of this Agreement by the other parties hereto.

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.             Agreement to Sell Shares and to Cancel the Options and Warrants.  Each Seller acknowledges that he or it has agreed to sell all of its Shares in the Company under, and to be bound by the terms and conditions of, the Purchase Agreement and the Ancillary Agreements, including Section 8.9 of the Purchase Agreement, and further agrees to deliver his or its Share certificate or certificates representing the Shares owned by him or it, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer.  Each Optionholder and Warrantholder agrees to the cancellation of its Options and Warrants, as applicable, as contemplated by the Purchase Agreement, and agrees to be bound by and to act in accordance with, and as contemplated by, the Purchase Agreement and the Ancillary Agreements, including Section 8.9 of the Purchase Agreement, and further agrees to execute and deliver an Option Cancellation Agreement and Warrant Cancellation Agreement, as applicable, as contemplated by the Purchase Agreement.

2.             Representative.  Each Seller hereby appoints Brazos Equity GP II, LLC as its representative, to act as Representative under and as contemplated by and in connection with the Purchase Agreement and the Ancillary Agreements, including the Escrow Agreement.  In furtherance thereof, each Seller agrees that Representative will act as agent and attorney-in-fact for each such Seller and the other Seller Indemnifying Parties, with full power and authority to represent each such Seller and the other Seller Indemnifying Parties, and the heirs, successors, and assigns of each of them, with respect to all matters arising under the Purchase Agreement and the Ancillary Agreements, including the Escrow Agreement but not including any Seller’s Noncompetition Agreement, if applicable (all provisions herein dealing with Representative’s right to act on behalf of a Seller under any Ancillary Agreements will not include such Seller’s Noncompetition Agreement, if applicable), and all actions taken by Representative under any such agreements will be binding upon each such Seller Indemnifying Party and the heirs, successors, and assigns of each of them, as if expressly ratified and confirmed in writing by each of them, and no Seller Indemnifying Party will have the right to object to, dissent from, protest, or otherwise contest the same.  Without limiting the generality of the foregoing, Representative will have full power and authority, on behalf of each Seller, and the heirs, successors, and assigns of each of them, to interpret the terms and provisions of the Purchase Agreement and the Ancillary Agreements, including the Escrow Agreement, to amend the Purchase Agreement and any Ancillary Agreement on behalf of each Seller to the extent such party’s rights are not adversely effected thereby, to give and receive notices on behalf of such Seller, to dispute or fail to dispute any claim under the Purchase Agreement and/or the Escrow Agreement and/or any other Ancillary Agreement, including any claim for indemnification under Section 6.2 or Article VIII of the Purchase Agreement and/or the terms of the Escrow Agreement, to negotiate and compromise any dispute that may arise under the Purchase Agreement and/or the Escrow Agreement and/or any other Ancillary Agreement, including any claim for indemnification under Section 6.2 or Article VIII of the Purchase Agreement and/or the terms of the Escrow Agreement, to sign any release or other documents with respect to any such dispute or claim, to appoint a successor Representative, and to make any and all decisions and determinations relating to rights and obligations of any or all Seller Indemnifying Parties under the Purchase Agreement and/or the Escrow Agreement and/or any other Ancillary Agreement.  A Seller Indemnifying Party will be deemed a party or a signatory to any agreement, document, instrument, or certificate for which Representative signs on behalf of, or with respect to, such Seller Indemnifying Party.

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3.             Representative to Receive Notices.  Any notice or communication delivered by Buyer or the Company to Representative with respect to the administration of the terms of the Purchase Agreement, the Escrow Agreement, or any other Ancillary Agreement, including with respect to the defense or settlement of any claims for indemnity by a Buyer Indemnified Party pursuant to Section 6.2 or Article VIII of the Purchase Agreement and/or the terms of the Escrow Agreement, will, as between Buyer and the Company, on the one hand, and the Sellers, on the other, be deemed to have been delivered to all Sellers.  Each Seller acknowledges and agrees that Buyer and the Company will be entitled to rely exclusively upon any communications or writings given or executed by Representative in connection with any claims for indemnity and that Buyer and the Company will not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by Representative.  Each Seller acknowledges and agrees that Buyer and the Company will be entitled to disregard any notices or communications given or made by any Seller in connection with any claims for indemnity arising under Section 6.2 or Article VIII of the Purchase Agreement and/or the Escrow Agreement, unless given or made through Representative.

4.             Waiver, Reimbursement, Indemnity.  Each Seller hereby: (i) waives any claims a Seller may have or assert, including those that may arise in the future, against Representative, for any action or inaction taken or not taken by Representative in connection with the Purchase Agreement, Escrow Agreement, or any other Ancillary Agreement, regardless of whether any such act or failure to act by Representative constitutes negligence, bad faith, or willful misconduct or is in breach of this Agreement or any Ancillary Agreements, or any other type of action or omission by Representative, (ii) agrees, severally but not jointly, to reimburse Representative for all fees, costs, and expenses incurred by it while acting in such capacity, and (iii) agrees, severally but not jointly, to indemnify and hold harmless Representative for all Losses suffered by Representative acting in its capacity as such, regardless of whether such Losses arise from or are related to actions or omissions of Representative that constitute negligence, bad faith, or willful misconduct, or a breach of the Purchase Agreement, the Escrow Agreement, or any other Ancillary Agreement, or other type of action or omission by Representative.  Each Seller acknowledges and agrees that this Section 4 will survive termination of this Agreement, the Closing under or termination of the Purchase Agreement, and the resignation of Representative.

5.             Reserve for Representative’s Expenses and Other Matters.  Each Seller agrees to the establishment of a reserve in the aggregate amount of $                   to provide for adjustments to the Purchase Price under and pursuant to the Purchase Agreement, and reimbursement to Representative of its fees, costs, and expenses in accordance with Section 4.  Each Seller agrees to contribute to such reserve Proportionate Share, and also agrees to add to such reserve in the same proportion in the future by making payments upon notice from Representative and by hereby authorizing Representative to add monies to such reserve from any distributions from the Escrows that Representative either receives on behalf of any Seller or as directed by Representative.  Such reserve will be held by Representative to be drawn against as needed for payment under the Purchase Agreement or for reimbursement to Representative.  Any Seller will be entitled to an accounting of distributions from such reserve upon written request.  Representative may deposit such reserve into an interest-bearing account as it will choose, and any earnings will supplement the amount held in such reserve.  Representative will not be

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responsible for any Losses resulting from the deposit to any such interest-bearing account.  Any monies remaining in such reserve upon the termination of this Agreement will be distributed to the Sellers in proportion to their contributions to such reserve.

6.             Escrow.  Each Seller agrees to the establishment of the Escrows under the Escrow Agreement to secure indemnification and working capital adjustment obligations under the Purchase Agreement, and covenants and agrees to the terms of the Escrow Agreement, and each further agrees to all contributions to the Escrow Funds for such purposes and in such amounts as are provided in the Purchase Agreement, the Escrow Agreement, and any other Ancillary Agreement.

7.             Indemnification of Others, and Indemnification Outside of Escrow.

a.             Each Seller acknowledges and agrees that his or its indemnification obligations under the Purchase Agreement cover certain breaches of representations, warranties, and covenants made by the Company and Representative, in addition to breaches of any representations, warranties, and covenants made by such Seller as to itself in the Agreement and any Ancillary Agreement or documents contemplated therein.

b.             Each Seller also acknowledges and agrees that recovery due to Buyer Indemnified Parties for certain breaches and indemnities is not limited to the Indemnity Escrow Fund, and that each Seller Indemnifying Party may be required to pay the recovery for such breaches and indemnities to Buyer Indemnified Parties outside of the Indemnity Escrow Fund in that, in the event there is a breach by a Seller of a Core Representation as to itself, recovery for such Loss from the applicable Seller Indemnifying Party is not limited to the Indemnity Escrow Fund, and Buyer Indemnified Parties may request payment from and pursue actions against the applicable Seller Indemnifying Party to recover from the remaining portion of his or its deemed account in the Indemnity Escrow Fund (as contemplated in the Escrow Agreement), to be obtained as a disbursement from the Indemnity Escrow Fund, plus an additional amount (to be obtained directly from such Seller Indemnifying Party) that equals such Seller Indemnifying Party’s Proportionate Share of the Adjusted Purchase Price.  Anything in this Agreement to the contrary notwithstanding, the Buyer Indemnified Parties’ rights to recovery are subject to the limitations set forth in the Purchase Agreement.  Each Seller also acknowledges and agrees that recovery due to Buyer Indemnified Parties for knowing and intentional fraud by any party, including the Company and Representative, is not limited to the Indemnity Escrow Fund or to any basket or cap on liability, as provided in the Purchase Agreement.

c.             Each Seller also acknowledges and agrees that a Seller’s account in the Indemnity Escrow Fund (as described in the Escrow Agreement) may become depleted by reason of Losses for which only such Seller is liable.  In the event the Buyer Indemnified Parties are entitled to a recovery from the Indemnity Escrow Fund for Losses for which all Sellers are liable and there are insufficient funds in the deemed accounts of one or more Sellers, then the other Sellers may be required to pay more than their proportionate shares of any recovery due to the Buyer Indemnified Parties from the deemed accounts of such other Sellers in the Indemnity Escrow Fund.  In that event, the deficiency will be drawn from the accounts of the other Sellers proportionately according to their initial contributions to the Indemnity Escrow Fund, and each such account will be diminished accordingly.  If such deficiency is so satisfied in whole or in

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part, then the deficient Seller whose account was depleted will be obligated to promptly pay the amount of such deficiency to Representative upon notice from Representative for reimbursement to the other Sellers.  If such Seller fails to satisfy such obligation within 30 days after the sending of such notice, then the other Sellers, or Representative on their behalf, will be entitled to pursue an action against such deficient Seller for its deficiency and for costs of recovery.  If any such deficiency is recovered from a deficient Seller (after expenses of such recovery), then the funds so recovered will be disbursed to the other Sellers who made up the deficiency for the amounts they paid in excess of their original pro rata shares before satisfying any part of the deficiency, subject to any adjustment Representative may direct for costs and to reimburse any Sellers for payments made as a result of any other deficiencies.

d.             In the event there is a breach by a Seller of a representation or warranty under Part A of Article III of the Purchase Agreement or in such party’s Ancillary Agreements, and the Buyer Indemnified Parties recover from the Indemnity Escrow Fund for a Loss caused by such breach an amount that exceeds what remains in such breaching Seller’s or Indemnity Escrow Fund account, then the breaching party will be liable to the other Sellers for their pro rata share of the amount such Sellers paid in excess of what remained in the breaching party’s account, according to the initial contributions made to the Indemnity Escrow Fund with respect to each such non-breaching Seller.  The breaching Seller will be obligated to promptly pay the amount of such deficiency to Representative upon notice from Representative for reimbursement to the other Sellers.  In the event such breaching Seller fails to promptly satisfy such obligation, then Representative will be entitled to pursue an action against such breaching Seller for the amount such breaching party should have paid, and for costs of recovery.  In the event Representative recovers any such funds, then, upon receipt of such funds, Representative will disburse those funds to the other Sellers who paid more than their pro rata share, as applicable, subject to any adjustment Representative may make for costs of recovery to reimburse any Seller for any other such disproportionate payments.

8.             Recitals.  The recitals to this Agreement constitute an integral part hereof and each party hereto acknowledges and agrees that such recitals are true and correct.

9.             Notice.  All notices and other communications hereunder will be in writing and will be deemed duly given: (a) on the date of delivery if delivered personally, (b) on the date of transmission if sent by facsimile or other wire transmission (receipt confirmed), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (d) on the earlier of confirmed receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder will be delivered to the addresses set forth on Exhibit A.  Any party may change its address by notice to all other parties in accordance with the notice requirements of this Section 9.

10.           Binding Affect, Assignment.  Each party agrees that the provisions of this Agreement will be binding upon the successors, assigns, heirs, and estates of each party, provided, that anything in this Agreement to the contrary notwithstanding, this Agreement may not be assigned by any Seller without the written consent of Representative, in its sole discretion; provided further, that Representative may assign its rights under this Agreement and/or under the Purchase Agreement without the consent of any other party hereto.  Representative, and any

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successor Representative, may resign at any time as Representative hereunder by giving at least 60 days’ prior written notice to each Seller.  Upon Representative’s resignation, Representative will appoint a successor Representative; provided, however, that Representative will continue to act as Representative until a successor is appointed by Representative and such successor Representative agrees in writing to be subject to the provisions of this Agreement.  Upon such resignation and the appointment of a successor Representative, the obligations and duties of the resigning Representative will terminate.

11.           Term.  This Agreement, including the power of attorney granted hereby, will continue in full force and effect until the earlier of: (i) three months after the date when all representations, warranties, covenants, and indemnities of the Sellers, Representative, and the Company under the Purchase Agreement will have terminated pursuant to the Purchase Agreement and the Escrow Agreement, and all claims for indemnification from the Buyer Indemnified Parties thereunder will have been resolved, or (ii) Representative will have notified the Sellers that its services as Representative are no longer needed under or with respect to the Purchase Agreement, Escrow Agreement, and the other Ancillary Agreements.

12.           Entire Agreement.  This Agreement, the Purchase Agreement, and the Escrow Agreement constitute the entire agreement among the parties pertaining to the subject matter hereof.  No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

13.           Amendment.  No change, modification, or amendment of this Agreement will be valid or binding unless such change, modification, or amendment is in writing and duly executed by all of the parties affected by such change, modification, or amendment.

14.           Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable in whole or in part, this Agreement will continue in full force and effect with such provision stricken in whole or in part, as appropriate.

15.           Governing Law.  This Agreement will be governed by and construed, interpreted, and enforced in accordance with the internal laws of the State of Delaware (without regard to the principles of conflict of laws thereof).

16.           Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.           Exclusive Jurisdiction, Submission to Jurisdiction.  Each of the parties irrevocably agrees that exclusive jurisdiction over any legal action or proceeding arising out of or relating to this Agreement will reside in any Delaware State or federal court sitting in Delaware, and each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions

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contemplated hereby.  Each of the parties further agrees to accept service of process in any manner permitted by applicable law.  To the fullest extent allowed by applicable law, each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby: (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by law, that: (i) the suit, action, or proceeding in any such court is brought in an inconvenient forum, (ii) the venue or forum of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any such court.

18.           Counterparts, Signatures.  This Agreement may be executed in two or more counterparts, all of which will be considered one and the same instrument, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  This Agreement may be executed by facsimile or digital signature (i.e., PDF), and a facsimile or digital signature will constitute an original for all purposes.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Representative Agreement as of the day and year first above written.

REPRESENTATIVE:

Brazos Equity GP II, LLC, a Texas limited liability company

By:
Randall Fojtasek, Authorized Signatory

SELLERS:

MassMutual Corporate Investors

By:
Name:
Title:

MassMutual Participation Investors

By:
Name:
Title:

Tower Square Capital Partners II, L.P.

By: Babson Capital Management, LLC,
its Investment Manager

By:
Name:
Title:

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Tower Square Capital Partners II-A, L.P.

By: Babson Capital Management, LLC, its Investment Manager

By:
Name:
Title:

Brazos Equity Fund II, L.P.

By: Brazos Equity GP II, LLC, its general partner

By:
Randall Fojtasek, Authorized Signatory

Pershing, LLC as Custodian F/B/O IRA FBO William K. Scheller IRA

By:
William Scheller, Owner

William Scheller

Morgan Stanley DW Inc. C/F Scott Rosenzweig IRA Standard Dated 12/04/06

By:
Scott Rosenzweig, Owner

Scott Rosenzweig

Craig Loos

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Pershing, LLC as Custodian F/B/O IRA FBO Larry D. Davis IRA

By:
Larry Davis, Owner

Larry Davis

Gary Laudt

Scott Miller

Jean Cook

Paul Byrnes

Mike Muenzer

Randy Langston

Mark Prox

Mike Denning

Roy Schulz

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Alan Kilian

Chet Hood

Heather Riggs

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EXHIBIT A

Addresses

If to Representative, to:

Brazos Equity GP II, LLC

100 Crescent Court, Suite 1777

Dallas, TX  75201

Attention:  Randall Fojtasek

Facsimile:  (214) 756-6505

with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue, Suite 1100

Dallas, TX  75201

Attention:  Harlan P. Cohen

Facsimile:  (214) 698-3400

If to any Seller, to such party’s address as set forth below:

Sellers:

NAME	ADDRESS	FAX